UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MEDASSETS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

April 29, 2014

Dear Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders of MedAssets, Inc. on June 12, 2014 at 11:00 a.m. local time, at 5543 Legacy Drive, Plano, Texas, 75024. The purpose of the meeting is to: elect three Class I directors; ratify the appointment of our independent registered public accounting firm; and approve, by non-binding advisory vote, the executive compensation of our named executive officers.

The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide details on the matters on which you are being asked to vote. Also enclosed is a proxy/voting instruction card as well as a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly through our internet site at www.medassets.com, by telephone or by completing and returning the enclosed proxy card in the enclosed return envelope, to ensure that your shares will be represented at the meeting. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Sincerely yours,

John A. Bardis Chairman, President and Chief Executive Officer

MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2014

To the Stockholders of MedAssets, Inc.:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of MedAssets, Inc., a Delaware corporation (the “Company”), will be held at 5543 Legacy Drive, Plano, Texas, 75024, on June 12, 2014 at 11:00 a.m. local time, for the following purposes:

1. to elect three Class I directors to serve for a three-year term until the annual meeting of the Company’s stockholders to be held in 2017;

2. to ratify the appointment by the Board of Directors of the Company of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014;

3. to approve, by non-binding advisory vote, the executive compensation of our named executive officers; and

4. to transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 17, 2014 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, in the Investor Relations office at the Company’s corporate headquarters in Alpharetta, Georgia listed above.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed. Alternatively for your convenience, you can cast your vote on the internet through our Company website at www.medassets.com or by telephone.

By order of the Board of Directors,

Jonathan H. Glenn Executive Vice President, Chief Legal Officer and Corporate Secretary

April 29, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 12, 2014.

The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.medassets.com.

MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

PROXY STATEMENT

GENERAL

The Board of Directors of MedAssets, Inc. (the “Company”) is furnishing this proxy statement (the “Proxy Statement”) to all stockholders of record in connection with its solicitation of proxies for the 2014 annual meeting of stockholders of the Company (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s office in Plano, Texas, located at 5543 Legacy Drive, on June 12, 2014 at 11:00 a.m., local time. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being mailed to all stockholders with this Proxy Statement. The Company’s Annual Report on Form 10-K is also available on the internet in the Investor Relations section of the Company’s website at www.medassets.com. The approximate mailing date of this Proxy Statement is May 9, 2014.

Proxy Information

Proxies in the form enclosed are being solicited by, or on behalf of, the Company’s Board of Directors (the “Board of Directors” or the “Board”). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

The Board unanimously recommends a vote: (i) FOR the nominees for election as Class I directors of the Company listed herein; (ii) FOR the ratification of the appointment by the Board of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014; and (iii) FOR the approval of the compensation of our named executive officers.

Stockholders who submit proxies may revoke them at any time before they are voted by either submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

As of April 17, 2014, the Company had outstanding 60,984,291 shares of common stock, par value $.01 per share, entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card, to vote in person at the Annual Meeting, to vote by telephone or to vote promptly through our internet site at www.medassets.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” These proxy materials are being forwarded to you by your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Under Delaware law and the Company’s by-laws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Abstentions and broker non-votes are considered to be shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under Delaware law, the Company’s certificate of incorporation and the by-laws, directors are elected (as described in Proposal No. 1 below) by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. The proposal to ratify the appointment of our independent auditors (as described in Proposal No. 2 below) must be ratified by the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. The advisory proposal to adopt a resolution approving the compensation of our named executive officers (as described in Proposal No. 3 below) requires the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of a vote for the purpose of electing directors. Brokers do not have discretionary voting power with respect to an election of directors or Proposal No. 3. With respect to Proposal No. 2, abstentions are considered to be shares entitled to vote and, therefore, abstentions will have the effect of votes against Proposal No. 2. With respect to Proposal No. 3, broker non-votes are not considered to be shares entitled to vote, but abstentions are considered to be shares entitled to vote and, therefore, abstentions will have the effect of votes against Proposal No. 3.

Stockholders of record may appoint proxies to vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided. Proxies will be voted as directed, unless revoked at or before the Annual Meeting. Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a stockholder advises the Corporate Secretary of the revocation in writing, including a later-dated proxy that is received by the Corporate Secretary on or before June 11, 2014.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding the beneficial ownership of shares of our common stock as of April 17, 2014 by: (i) each of our directors and director nominees; (ii) each of our executive personnel who have been deemed named executive officers, or “NEOs” pursuant to Securities and Exchange Commission (“SEC”) rules, as set forth in the tables in the section “Compensation of our Named Executive Officers”; (iii) all of our executive officers and directors as a group and (iv) each person or group known to the Company to beneficially own more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules promulgated by the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock is based on 60,984,291 issued shares of our common stock outstanding as of April 17, 2014.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned

NEOs and Directors(2)
John A. Bardis(3)	861,095	1.4%
Rand A. Ballard(4)	126,334	*
Charles O. Garner(5)	86,313	*
Michael P. Nolte (6)	136,796	*
Keith L. Thurgood(7)	21,804	*
Gregory A. Strobel(8)	—	*
Harris Hyman IV(9)	82,789	*
Vernon R. Loucks, Jr.(10)	34,495	*
Terrence J. Mulligan(11)	143,233	*
C.A. Lance Piccolo(12)	139,826	*
John C. Rutherford(13)	87,189	*
Samuel K. Skinner(14)	27,526	*
Bruce F. Wesson(15)	101,094	*
R. Halsey Wise	—	*
Carol J. Zierhoffer(16)	7,300	*

Executive Officers and Directors (as a group)
(18 persons)(17)	1,894,708	3.1%

5% Stockholders

Eagle Asset Management, Inc.(18) 880 Carillon Parkway St. Petersburg, Florida 33716	6,746,659	11.1%

Brown Capital Management, LLC(19) 1201 N. Calvert Street Baltimore, Maryland 21202	5,913,285	9.7%

The Vanguard Group(20) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,830,685	6.3%

Vaughan Nelson Investment Management, L.P.(21) 600 Travis Street, Suite 6300 Houston, Texas 77002	3,685,387	6.0%

BlackRock, Inc.(22) 40 East 52nd Street New York, New York 10022	3,610,993	5.9%

*	Less than one percent

(1)	Pursuant to regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any stock option, stock-settled stock appreciation right (“SSAR”), warrant or right. The number of shares of common stock issuable upon the exercise of SSARs as described below is based on the closing market price of the Company’s common stock on April 17, 2014. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(2)	The address of each officer or director listed in the table above is: c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

(3)	Includes: (i) 8,000 shares of common stock owned by immediate family members of Mr. Bardis; and (ii) 39,222 shares of unvested restricted common stock subject to service and performance-based vesting criteria issued under the Company’s Long-Term Performance Incentive Plan.

(4)	Includes: (i) 24,137 shares of unvested restricted common stock subject to service and performance-based vesting criteria issued under the Company’s Long-Term Performance Incentive Plan; and (ii) 8,732 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(5)	Includes: (i) 81,774 shares of unvested restricted common stock subject to service and performance-based vesting criteria issued under the Company’s Long-Term Performance Incentive Plan; and (ii) 1,372 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of April 17, 2014.

(6)	Includes 86,446 shares of unvested restricted common stock subject to service and performance-based vesting criteria issued under the Company’s Long-Term Performance Incentive Plan.

(7)	Includes 15,839 shares of unvested restricted common stock subject to service and performance-based vesting criteria issued under the Company’s Long-Term Performance Incentive Plan.

(8)	Mr. Strobel resigned as the Company’s President, Revenue Cycle Management segment effective September 30, 2013. Beneficial ownership information is based on data contained in the last Form 4 with transaction activity filed by Mr. Strobel with the SEC on September 25, 2013, adjusted to give effect to subsequent transactions through November 8, 2013 of which the Company is aware in connection with employment-related equity awards. The information reported for Mr. Strobel is based on information available to the Company and may not reflect current beneficial ownership.

(9)	Includes: (i) 1,080 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (ii) 38,440 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; and (iii) 7,020 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(10)	Includes: (i) 1,002 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (ii) 3,310 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; and (iii) 14,660 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(11)	Includes: (i) 115,095 shares that Mr. Mulligan may be deemed to beneficially own through the Terrence J. Mulligan Living Trust; (ii) 1,272 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (iii) 5,242 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; and (iv) 19,077 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014. Does not include shares of common stock owned by immediate family members of Mr. Mulligan; Mr. Mulligan disclaims beneficial ownership of such shares.

(12)	Includes: (i) 1,196 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; and (ii) 1,953 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(13)	Includes: (i) 1,080 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (ii) 37,199 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; and (iii) 22,973 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(14)	Includes: (i) 1,002 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; and (ii) 71 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(15)	Includes: (i) 1,234 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (ii) 4,966 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; and (iii) 8,404 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014.

(16)	Includes 1,080 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014.

(17)	Includes: (i) 269,259 shares of unvested restricted common stock subject to service and performance-based-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 8,946 unvested restricted stock units subject to service-based vesting criteria which vest within 60 days of April 17, 2014; (iii) 89,157 shares of common stock issuable upon the exercise of stock options exercisable as of April 17, 2014; (iv) 82,890 shares of common stock issuable upon the exercise of SSARs exercisable as of April 17, 2014; and (v) 1,372 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of April 17, 2014.

(18)	Based upon a Schedule 13G/A filed with the SEC on January 13, 2014 by Eagle Asset Management, Inc.

(19)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2014 by Brown Capital Management, LLC.

(20)	Based upon a Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group.

(21)	Based upon a Schedule 13G filed with the SEC on February 13, 2014 by Vaughan Nelson Investment Management, L.P.

(22)	Based upon a Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

The operation and responsibilities of our Board of Directors are governed by the Company’s:

•	certificate of incorporation;

•	bylaws;

•	corporate governance guidelines;

•	standards of business conduct;

•	charters for the Board’s standing committees; and

•	Delaware law.

The Company’s corporate governance guidelines were adopted in 2013 to assist the Board in the exercise of its responsibilities. These guidelines, together with the other documents referenced above and Delaware law, constitute the framework for the governance of the Company. Our certificate of incorporation and bylaws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by Delaware law. Our standards of business conduct apply to all of our directors, officers, and employees. All of the documents referred to above are available on our website at www.medassets.com, under Investor Relations-Corporate Governance. Any person may request a copy of any of the documents without charge by writing to us at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Governance Changes in 2013 and 2014

In 2013 (and 2014, with the appointment of Mr. Wise), the Company made the following changes to its governance structure, policies and procedures:

•	Adopted the corporate governance guidelines discussed above;

•	Appointed a lead independent director (Mr. Wesson);

•	Increased the number of independent directors by two (Ms. Zierhoffer and Mr. Wise);

•	Separated the Compensation, Governance and Nominating Committee into a Compensation Committee and a Governance and Nominating Committee;

•	Formed the Information Technology Committee;

•	Amended our Board of Directors Stock Ownership Policy; and

•	Amended our Executive Stock Ownership Policy.

Board of Directors

Set forth below are the names of the persons nominated as directors as well as those whose terms do not expire this year, their ages (as of April 17, 2014), their offices in the Company, if any, background information about their principal occupations or employment and the length of their tenure as directors.

Name	Age	Position
John A. Bardis(4)	57	Director (Chairman), President and Chief Executive Officer
Rand A. Ballard	59	Director, Senior Executive Vice President, Chief Customer Officer
Harris Hyman IV(1)(2)	54	Director
Vernon R. Loucks, Jr.(3)	79	Director
Terrence J. Mulligan(3)	68	Director (Vice-Chairman)
C.A. Lance Piccolo(3)(4)	73	Director
John C. Rutherford(1)(5)	64	Director
Samuel K. Skinner(2)(3)	75	Director
Bruce F. Wesson(1)(4)	71	Director (Lead Director and Vice-Chairman)
R. Halsey Wise (2)(4)	49	Director
Carol J. Zierhoffer(1)(4)	53	Director

(1)	Current member of our Audit Committee.

(2)	Current member of our Compensation Committee.

(3)	Current member of our Governance & Nominating Committee.

(4)	Current member of our Information Technology Committee.

(5)	Mr. Rutherford will not be standing for re-election to the Board this year but will continue to serve until the Annual Meeting as a member of the Board and the Audit Committee and then become Director Emeritus.

John A. Bardis founded MedAssets in June 1999 and has served as Chairman, President and Chief Executive Officer since its inception. Beginning with American Hospital Supply and Baxter International, he held various senior management positions, including Vice President of the Baxter Operating Room Division and General Manager of the Eastern Zone. Mr. Bardis left Baxter in 1987 to join Kinetic Concepts. Kinetic Concepts, a NASDAQ traded company, was the nation’s largest specialty bed and medical equipment rental company at the time of his departure as President in 1992. From 1992 to 1997, Mr. Bardis was President and CEO of TheraTx, Inc., another NASDAQ traded company, which was a leading provider of rehabilitation services and operator of skilled nursing facilities. In 1995, TheraTx was named the second fastest growing public company in America by INC. Magazine, growing from $15mm to over $500mm in revenue in 5 years. Mr. Bardis was named Entrepreneur of the year by INC Magazine in 1995. Mr. Bardis graduated with a B.S. in Business from the University of Arizona. Mr. Bardis is the founder of Hire Heroes USA and is Chairman of the Atlanta Fire Youth Hockey Club. In 2013, Mr. Bardis was appointed to the Board of Advisors of the Eller College of Management at the University of Arizona and to the board of The Committee to Preserve Olympic Wrestling. In 2011, Mr. Bardis was appointed to the board of the United States Anti-Doping Agency (USADA). Mr. Bardis was Team Leader of the U.S. Greco-Roman Wrestling Team for the 2007 World Championships and the 2008 Beijing Olympics. Mr. Bardis has more than 25 years of experience in the healthcare industry. Mr. Bardis’ experience in growing companies and his knowledge of all aspects of the Company’s business and the healthcare industry strongly qualify him to continue to serve as the Company’s Chairman and Chief Executive Officer.

Rand A. Ballard has served as our Senior Executive Vice President and in the Office of the Chief Executive since October 2008 and Chief Customer Officer since October 2006. Mr. Ballard also served as Chief Operating Officer from October 2006 to March 2012. Mr. Ballard has been a director since 2003. Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team prior to serving as Chief Operating Officer and Chief Customer Officer. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. Mr. Ballard has served as Chairman of the Board of the Meals on Wheels Association of America Foundation, Chairman of the Healthcare Supply Chain Association (formerly the Healthcare Industry Group Purchasing Association) and Chairman of the Healthcare Industry Supply Chain Institute. Mr. Ballard serves as a Trustee of the Meals on Wheels Research Foundation and is Vice President of The Health Careers Foundation, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field. Mr. Ballard also serves as Vice President of Hire Heroes, USA, a non-profit organization providing job search assistance to veterans. Mr. Ballard’s intimate knowledge of our current and potential clients garnered from his extensive experience in the healthcare industry position him well to serve on the Board of Directors.

Harris Hyman IV has served as a director and a member of the Audit Committee of the Board of Directors since March 2005. Mr. Hyman also serves as Chairman of the Compensation Committee of the Board. Mr. Hyman is a Senior Principal of Flexpoint Ford LLC, a private equity firm focused on the healthcare and financial services sectors. From 2003 to 2007, Mr. Hyman served as a General Partner of a middle market private equity firm, where he was responsible for the firm’s healthcare investment activity. Previously, Mr. Hyman was a Managing Director of Credit Suisse First Boston, where he served as Co-Head of Healthcare Mergers and Acquisitions. Mr. Hyman served on the Board of Directors of United BioSource Corporation from 2003 to 2010. Mr. Hyman also served on the Board of Directors and Compensation Committee of Eagle Hospital Physicians, Inc. from 2010 to 2012. Mr. Hyman received a B.S.E. degree, magna cum laude, from Princeton University and an M.B.A. from Harvard Business School. Mr. Hyman’s extensive experience in the healthcare industry, specifically with respect to the capital markets and mergers and acquisitions, allows him to provide an important perspective on the Company’s corporate operations.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the Governance and Nominating Committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm and Chairman of Advanced Proton Solutions, Inc. Mr. Loucks is the retired Chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of Chief Executive Officer from 1980 through 1998 and Chairman of the Board from 1987 through 1999. Mr. Loucks served as Chief Executive Officer of Segway LLC and Senior Fellow of the Yale Corporation. Mr. Loucks served on the Board of Directors for Affymetrix, Inc. from 1993 to 2008, Anheuser-Busch Companies, Inc. from 1988 to 2008, Edwards Lifesciences Corp. from 2000 to 2008, Oscient Pharmaceuticals, Inc. (formerly Genome Therapeutics, Inc.) from 2004 to 2005, Pain Therapeutics, Inc. from 2003 to 2007, Segway, Inc. from 2000 to 2009 and Emerson Electric Co. from 1979 to 2011. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps. Mr. Loucks brings over 40 years of experience in the healthcare industry to his service on the Board and his experience serving on the boards of directors of other publicly traded companies is also a valuable asset to the Board of Directors.

Terrence J. Mulligan is a founding director of the Company and currently serves as Vice-Chairman of the Board of Directors and Chairman of the Senior Advisory Board. Additionally, he also serves as Chairman of the Governance and Nominating Committee of the Board of Directors. Mr. Mulligan retired in 1996 from Baxter International, after serving 26 years with the company where he was Group Vice President of Health Systems, and prior to that, was Senior Vice President of Corporate Sales and Marketing. He was a member of both the Senior Management and Operating Management Committees at Baxter International. Since 2008, Mr. Mulligan

currently serves on the Board of Directors and Audit, Finance, Compensation and Governance Committees of Wellmark, Inc., headquartered in Des Moines, Iowa. Mr. Mulligan also serves on the Board of Directors and is Chairman of the Compensation Committee of Medical Specialties Distributors, LLC, headquartered in Boston, Massachusetts. Mr. Mulligan holds a B.S.S.E. from the University of Iowa. Mr. Mulligan served in the United States Army from 1968-1970 and was stationed in Heidelberg, Germany. Mr. Mulligan was awarded the Army Commendation Medal as a 1st. Lieutenant, for “Exceptionally Meritorious Service in Europe” in 1970. Mr. Mulligan brings over 40 years of experience in the healthcare industry, and the breadth and depth of his knowledge of the industry, his service as a director of three publicly traded companies and his exceptional tenure on the Board of Directors well qualifies him to serve as a director and as Chairman of the Governance and Nominating Committee.

C.A. (Lance) Piccolo has served as one of our directors since April 2004 and is a member of the Governance and Nominating Committee and Information Technology Committee of the Board of Directors. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo served on the Board of Directors of Chemtura Corporation from 1999 to 2009, NovaMed, Inc. from 2004 to 2011, American TeleCare, Inc. from 2003 to 2012, Fidelis SeniorCare, Inc. from 2004 to 2013 and CVS Caremark Corporation from 2007 to 2013. Mr. Piccolo serves on the Board of Directors of Physicians Interactive and Medical Specialties Distributors, LLC. Mr. Piccolo is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University. Mr. Piccolo is a veteran of the U.S. Marine Corps. attaining the rank of Captain. Mr. Piccolo’s extensive experience serving on the boards of directors of other publicly traded companies in the healthcare industry provides an important viewpoint for the Board of Directors.

John C. Rutherford has served as one of our directors since August 1999 and is a member of the Audit Committee of the Board of Directors. From 1998 to 2012, Mr. Rutherford served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. Mr. Rutherford served on the Board of Directors of Kenexa Corp. from 1999 to 2006 and serves on the boards of several privately held companies. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School. Mr. Rutherford’s long experience in private equity investment and his significant tenure on the Board of Directors provides intimate and vital knowledge of the Company to the Board of Directors.

Samuel K. Skinner has served as one of our directors since November 2009 and is a member of the Governance and Nominating Committee of the Board of Directors. Mr. Skinner is currently Of Counsel to the international law firm Greenberg Traurig. He is the retired Chairman, President and CEO of U.S. Freightways Corporation. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois (Urbana) and a J.D. degree from DePaul University Law School. Mr. Skinner was previously President of the Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). After retiring from Commonwealth Edison Company and Unicom, Mr. Skinner served as Co-Chairman of Hopkins & Sutter, a national law firm based in Chicago. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation and was credited with numerous successes, including the development of the President’s National Transportation Policy and the passage of landmark aviation and surface transportation legislation. From 1968 to 1977, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and was United States Attorney from 1975 to 1977. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm Sidley & Austin. Mr. Skinner serves on the Board of Directors of Navigant Consulting Inc.; Echo Global Logistics, Inc., as Chairman and a member of the Compensation Committee; CBOE Holdings, and as a member of the Compensation Committee; and Express Scripts Inc. Additionally, Mr. Skinner served on the Board of Directors for Dade Behring Inc. from 2005 to 2009, Midwest Air Group, Inc. from 1996 to 2008 and APAC

Customer Services, Inc. from 2006 to 2012. In addition to his significant business experience, Mr. Skinner’s experience in government and law provides and important perspective to the Board of Directors with respect to the legal and regulatory framework in which the Company operates.

Bruce F. Wesson is a founding director of the Company and currently serves as Lead Director and Vice-Chairman of our Board of Directors, Chairman of the Audit Committee and as a member of the Information Technology Committee of the Board of Directors. Mr. Wesson is Founding Partner Emeritus and Senior Advisor at Galen Management, a healthcare venture firm, after serving as Managing Director from 1990 to 2011 as well as general partner of Galen Partners, L.P. over the same period. Mr. Wesson served over twenty-three years with the Corporate Finance Division of Smith Barney, Harris Upham & Co. Inc. (“Smith Barney”), an investment banking firm, most recently as Senior Vice President and Managing Director. While at Smith Barney, Mr. Wesson headed the “Major Account Group”, which was responsible for many of the firm’s largest accounts. He also chaired the Valuation Committee, which supervised all valuation opinions provided by the firm. Mr. Wesson served as a director of Chemtura Corporation from 1980 to 2010. Mr. Wesson serves as a Director and as a member of the Compensation and Audit Committees of Acura Pharmaceuticals, Inc., a specialty pharmaceutical company. In addition, Mr. Wesson has served as a Director (since 2006), including as Vice Lead Director (since 2008) and on the Compensation Committee of Derma Sciences, Inc., a manufacturer of dermatological products and also serves on the Board of Directors for several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School. Mr. Wesson’s experience as Senior Vice President and Managing Director of Smith Barney’s Corporate Finance Department and as the founder of Galen Partners, a health care private equity firm, brings to the Board extensive knowledge of the capital markets and corporate finance, as well as entrepreneurial experience.

R. Halsey Wise was elected to the Board of Directors in March 2014 and is member of the Compensation Committee and Information Technology Committee of the Board of Directors. Mr. Wise is the founder and Chief Executive Officer of Lime Barrel Advisors, Inc., a private investment firm. Mr. Wise has had a distinguished career as a senior executive officer with leading, global technology and software companies. From 2003 to 2010, he was Chairman and Chief Executive Officer of Intergraph Corporation, the global provider of engineering and geospatial software. From 2000 to 2003, Mr. Wise was President and Chief Executive Officer of North America for Solution 6, one of Australia’s largest software companies. From 1997 to 2000, he was President and Chief Operating Officer of Computer Management Sciences, an information technology software and services company acquired by Computer Associates International, where he was General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was an investment banker with The Robinson-Humphrey Company specializing in software and technology. Mr. Wise holds a master’s degree in finance and marketing from Northwestern University’s Kellogg School of Management, and a bachelor’s degree in history from the University of Virginia. Mr. Wise’s experience in operational leadership along with a breadth of financial, software and technology expertise position him well to serve on our Board of Directors.

Carol J. Zierhoffer has served as one of our directors since April 2013. Ms. Zierhoffer is the Principal Vice President and Global Chief Information Officer of Bechtel Corporation. Ms. Zierhoffer has a distinguished information technology and services career with a number of market-leading global companies. Ms. Zierhoffer was Vice President and Global Chief Information Officer for Xerox Corporation from 2011 to 2013 and was responsible for all aspects of IT including defining strategy and executing a long-term IT plan to support the company’s growth. Ms. Zierhoffer served as Vice President and Global CIO for ITT from 2008 to 2011. From 1988 to 2008, she worked with Northrop Grumman Corporation in various IT leadership positions, most recently as Vice President and CIO of the company’s Mission Systems sectors. Ms. Zierhoffer holds a master’s degree in computer information systems from Bentley University, and a bachelor’s degree in business administration from the Whittemore School of Business and Economics at the University of New Hampshire. Ms. Zierhoffer has had a distinguished information technology and services career with a number of market-leading global companies and serves as a valued strategic advisor to the Board of Directors.

Term of Directors and Composition of Board of Directors; Independent Directors

The Board of Directors has eleven members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, part of our Board of Directors will be elected each year.

The division of the three classes and their respective re-election years are as follows:

•

the Class I directors’ term will expire at the Annual Meeting (our Class I directors are Messrs. Ballard, Loucks and Wise, each of whom has been nominated for election at the Annual Meeting; and Mr. Rutherford who is retiring from the Board and although he will continue to serve as a director until the Annual Meeting, he will not seek re-election at the Annual Meeting and then become a Director Emeritus);

•	the Class II directors’ term will expire at the annual meeting of stockholders to be held in 2015 (our Class II directors are Ms. Zierhoffer and Messrs. Piccolo, Skinner and Wesson); and

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2016 (our Class III directors are Messrs. Bardis, Hyman and Mulligan).

Our amended and restated certificate of incorporation authorizes our Board of Directors to fix the number of directors from time to time by a resolution of the majority of our Board of Directors. Our amended and restated by-laws, which may be amended by our Board of Directors, provide that the number of directors will be not less than three nor more than 15. On March 7, 2014 we fixed the number of Board seats at eleven to accomodate the appointment of Mr. Wise. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2015 Annual Meeting of Stockholders, he or she must use the procedures as set forth in our by-laws (see also “Stockholder Communications with the Board” below.) If a stockholder wishes simply to propose a candidate for consideration as a nominee by the governance and nominating committee, the stockholder should submit any pertinent information regarding the candidate to the governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Our Board of Directors has determined that each of our non-management directors, including each nominee for election as a Class I director at the Annual Meeting, is “independent” as defined under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ Global Select Market rules.

Board Leadership Structure

The Board of Directors has determined that the appropriate leadership structure for the Board of Directors at this time is for Mr. Bardis, the Company’s President and Chief Executive Officer, to serve as Chairman of the Board of Directors, with Mr. Wesson, an independent director, serving as Lead Director and Vice-Chairman, and Mr. Mulligan, an independent director, serving as Vice-Chairman. In addition, Messrs. Mulligan, Wesson and Hyman and Ms. Zierhoffer chair the Governance and Nominating Committee, Audit Committee, Compensation Committee, and Information Technology Committee, respectively, and each of these committees is composed solely of independent directors. As Lead Director, Mr. Wesson presides at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serves as liaison between the Chairman and the independent directors; approves information sent to the Board of Directors;

approves meeting agendas for the Board of Directors; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; has the authority to call meetings of the independent directors; and if requested by major stockholders, ensures that he is available for consultation and direct communication.

We have employed the leadership structure of having a combined Chairman and Chief Executive Officer since the Company was founded, and we believe that this has proven to be an effective structure for leadership of the Company. The Board of Directors believes that having a united Chairman and Chief Executive Officer, an independent Lead Director and two independent Vice-Chairmen, a board with a majority of independent directors who meet regularly in executive session, and independent chairpersons for the Board’s audit committee, compensation committee, governance and nominating committee and information technology committee provide an optimal leadership structure for the Company and the Board of Directors at this time. Furthermore, our independent directors believe that Mr. Bardis’ in-depth knowledge of the Company’s industry and businesses make him the best-qualified director to serve as Chairman. The Board of Directors may subsequently decide, however, to change this leadership structure. The Company does not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the risk management policies of the Company. The Board of Directors evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors regularly engages in discussions of the most significant risks facing the Company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from its committees as part of their regular reporting process. The Board committees also oversee our corporate compliance programs. Additionally, the audit committee oversees the internal audit function of the Company.

Members of the senior management team of the Company (including our Chief Operating Officer, Chief Financial Officer and Chief Legal Officer) report directly to our Chairman and Chief Executive Officer, providing him with information concerning the Company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors and its committees from time to time. The Board of Directors believes that the work undertaken by the Board, its committees and the Company’s senior management team enables the Board to effectively oversee the Company’s risk management processes.

Board Operations and Meetings

The Board of Directors met four times during the fiscal year ended December 31, 2013. Each director who served during such period attended at least 75% of the meetings of the Board of Directors.

The Company does not have a formal policy with regard to Board member attendance at the annual stockholders’ meeting. All directors are encouraged to attend each annual stockholders’ meeting. 90% of the Board members attended the 2013 annual stockholders’ meeting, and in accordance with the Company’s bylaws, the Board met immediately thereafter.

We have also entered into indemnity agreements with each of our directors and executive officers, which provide for mandatory indemnity of an executive officer or director for any “claims” they may be subject to by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of a corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and persons who beneficially own more than ten percent of our common stock are required to file reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended December 31, 2013.

Code of Ethics

As stated above, we have adopted standards of business conduct (“Standards of Business Conduct”), which apply to all of our directors, officers, and employees. Our Standards of Business Conduct are available on our website at www.medassets.com, under Corporate Governance. Any person may request a copy without charge by writing to us at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022. We intend to disclose on our website any amendment to, or waiver from, a provision of our Standards of Business Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC.

Non-Management Director Compensation

Following review of a market assessment and the compensation paid to directors at companies constituting our 2013 Compensation Peers (as discussed in the “Role of Compensation Surveys and Peer Group Data” section of the Compensation Discussion and Analysis below), for 2013, the Board of Directors approved certain changes to non-management director compensation in order to more closely align our non-management director compensation with that of our Compensation Peers. As a result, non-management directors received an annual retainer fee of $175,000, as well as committee and chairmanship retainer fees of $15,000 and $25,000, respectively. Historically, our non-management directors were compensated for their service through periodic equity grants, with the ability to elect to receive up to $25,000 of their annual compensation in cash. The annual retainer for 2013 was paid in a combination of cash and equity, with a minimum of $25,000 being paid in cash and the remainder being paid in equity in the form of a restricted stock award. Directors could elect to receive a greater portion of their annual retainer in cash (but in no event more than $100,000), with the remainder in the form of a restricted stock award. The committee and chairmanship retainers were paid in equity in the form of a restricted stock award. Directors received their equity grants in February 2013. One-quarter of the equity grants made in February 2013 vested on March 1, 2013, and the remainder vested on a monthly basis thereafter such that 100% of the awards were fully vested on December 1, 2013, subject to each director’s continued service. Mr. Hyman also received an equity grant in November 2013 when he was appointed as the chairman of the Compensation Committee. This grant was based on a pro-rated chairmanship retainer fee and vested fully on December 1, 2013.

All members of our Board of Directors are also reimbursed for reasonable expenses in connection with their service, including expenses incurred to attend meetings of our Board of Directors, committees of our Board of Directors and our stockholders. Our directors who are also our employees receive no additional compensation for their services as directors. We reserve the right to change the manner and amount of compensation to our non-management directors at any time.

On December 4, 2013, following a market analysis performed by Meridian Compensation Partners, LLC (“Meridian”), the Company adopted new stock ownership requirements for the non-management directors requiring that they each own at least 25,000 shares of the Company’s common stock. Previously, each member had been required to own at least 7,500 shares. The purpose of the stock ownership requirements is to ensure that non-management directors achieve and maintain a minimum level of stock ownership in order to demonstrate that their financial interests are aligned with stockholders. In determining whether the requisite minimum stock ownership level has been achieved, all shares owned by the non-management director, and certain shares granted to the non-management director, including all unvested service-based full value shares and the vested portion of all stock options and stock-settled stock appreciation rights (SSARs) held by the directors, are taken into account. Under the terms of our Board of Directors stock ownership policy, directors have five years from the later of adoption of the stock ownership requirements or their election to the Board of Directors to attain the minimum stock ownership level. Compliance with the stock ownership requirements is monitored annually by the Governance and Nominating Committee. Each of the non-management directors, with the exceptions of Ms. Zierhoffer and Mr. Wise, who were elected to the Board in 2013 and 2014, respectively, had satisfied the new stock ownership requirements as of April 2014. Mr. Wise and Ms. Zierhoffer will be required to comply with the new stock ownership requirements within five years from the date of election to the Board and adoption of the requirements, respectively.

Following a market analysis performed by the Company which was completed in January 2014, the director compensation structure for 2014 will remain the same as in 2013 with the following exceptions: the maximum annual retainer which can be paid in cash has been reduced from $100,000 to $75,000; and a $20,000 retainer has been added for the vice-chairmanship role.

The table below summarizes the total compensation we paid to our non-management directors for the fiscal year ended December 31, 2013.

2013 Non-Management Director Compensation Table

Name of Director	Fees Paid or Earned in Cash ($)		Restricted Stock Awards ($)(1)		Total ($)
Harris Hyman IV	100,000	(2)	92,654	(2)	192,654
Vernon R. Loucks, Jr.	100,000	(3)	85,318	(3)	185,318
Terrence J. Mulligan	100,000	(4)	94,781	(4)	194,781
C.A. Lance Piccolo	50,000	(5)	132,708	(5)	182,708
John C. Rutherford	75,000	(6)	109,013	(6)	184,013
Samuel K. Skinner	100,000	(7)	85,318	(7)	185,318
Bruce F. Wesson	100,000	(8)	94,781	(8)	194,781
Carol J. Zierhoffer	75,000	(9)	73,306	(9)	148,306

(1)	These amounts represent the aggregate grant date fair value of awards granted to the directors in 2013, determined under FASB Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value shown is based on the fair market value of the Company’s common stock on the grant date determined by reference to the closing price per share of the Company’s common stock. For information on the valuation assumptions with respect to awards made, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests.

(2)	Mr. Hyman, who elected to receive $100,000 of his annual retainer in cash, was granted an award of: (i) 4,652 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34, and (ii) 337 restricted shares on November 7, 2013 with a grant date value per share of $21.77. As of December 31, 2013, Mr. Hyman had 14,992 stock-settled stock appreciation rights (SSARs) and 38,440 stock options outstanding.

(3)	Mr. Loucks, who elected to receive $100,000 of his annual retainer in cash, was granted an award of 4,652 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Loucks had 46,762 SSARs and 3,310 stock options outstanding.

(4)	Mr. Mulligan, who elected to receive $100,000 of his annual retainer in cash, was granted an award of 5,168 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Mulligan had 60,059 SSARs and 5,242 stock options outstanding.

(5)	Mr. Piccolo, who elected to receive $50,000 of his annual retainer in cash, was granted an award of 7,236 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Piccolo had 15,186 SSARs outstanding.

(6)	Mr. Rutherford, who elected to receive $75,000 of his annual retainer in cash, was granted an award of 5,944 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Rutherford had 66,443 SSARs and 37,199 stock options outstanding.

(7)	Mr. Skinner, who elected to receive $100,000 of his annual retainer in cash, was granted an award of 4,652 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Skinner had 2,130 SSARs outstanding.

(8)	Mr. Wesson, who elected to receive $100,000 of his annual retainer in cash, was granted an award of 5,168 restricted shares on February 25, 2013 with a grant date fair value per share of $18.34. As of December 31, 2013, Mr. Wesson had 34,946 SSARs and 4,966 stock options outstanding.

(9)	Ms. Zierhoffer, who joined the board in April 2013, elected to receive $75,000 of her annual retainer in cash and was granted an award of 4,059 restricted shares on May 7, 2013 with a grant date fair value per share of $18.06. As of December 31, 2013, Ms. Zierhoffer did not have stock options or SSARs outstanding.

BOARD COMMITTEES

In 2013, our Board of Directors evaluated the current composition of its committees and determined it was in the Company’s best interest to change and enhance the structure of its committees by: i) separating the functions of the compensation, governance and nominating committee into two committees, a compensation committee and a governance and nominating committee, and ii) establishing an information technology committee. In addition, the Board continues to maintain an audit committee. Our Board may establish other committees from time to time to facilitate the management of our Company.

AUDIT COMMITTEE

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee: (i) assists our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K.

The members of our audit committee for the fiscal year ended December 31, 2013 were Ms. Zierhoffer and Messrs. Hyman, Rutherford and Wesson, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Wesson is our audit committee chairman and financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Our audit committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our audit committee held eight meetings during the fiscal year ended December 31, 2013 with each committee member attending not less than 75% of applicable meetings.

Pre-Approval Policies and Procedures

Pursuant to its charter, our audit committee is responsible for reviewing and pre-approving all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The audit committee may delegate pre-approval authority to the chairman of the audit committee, in which case such approval must be presented to the full audit committee at its next scheduled meeting. The audit committee pre-approved all audit, audit-related, tax and other services provided by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013, for the recently completed fiscal year.

Independent Auditor Service Fees

The following is the breakdown of aggregate fees billed by our independent registered public accounting firm, KPMG LLP, to the Company for professional services in the last two fiscal years:

Description	2013	2012
Audit Fees	$1,177,500	$1,176,000
Audit-Related Fees	109,200	102,244
Tax Fees	20,000	—
All Other Fees	—	—

Total Fees	$1,306,700	$1,278,244

Audit Fees.    This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required regulatory filings of financial statements of business acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees.    This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.    This category consists of professional services rendered for tax compliance services and tax advice. The services for the fees disclosed under this category are for technical tax advice and tax compliance services.

All Other Fees.    This category consists of fees for services provided by KPMG LLP other than fees for the services listed in the other categories.

Report of the Audit Committee of the Board of Directors

Our audit committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, the audited financial statements for the fiscal year ended December 31, 2013. In addition, our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The independent registered public accounting firm provided to the audit committee the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has reviewed and discussed with the independent registered public accounting firm the firm’s independence and has considered the compatibility of any non-audit services with the auditors’ independence.

Based on its review of the audited financial statements and the various discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Bruce F. Wesson, Chairman

Harris Hyman IV

John C. Rutherford

Carol J. Zierhoffer

COMPENSATION COMMITTEE

The Compensation Committee reviews and recommends policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and reviewing and approving the compensation of these officers based on such evaluations. The Compensation Committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

The members of our Compensation Committee are Messrs. Hyman, Skinner and Wise, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Hyman serves as chairman of the committee. Our Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our Compensation Committee (including those meetings held by the former compensation, governance and nominating committee) held nine meetings during the fiscal year ended December 31, 2013 with each committee member attending not less than 75% of applicable meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for the fiscal year ended December 31, 2013 were Messrs. Hyman, Loucks and Skinner. No member of the Compensation Committee was an officer of the Company during this time, nor has any member of the Compensation Committee formerly been an officer of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee. In 2013, we did not enter into or materially modify any contractual arrangements with any member of our Compensation Committee or their affiliates.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; advises our Board of Directors with respect to Board composition, procedures and committees; recommends directors to serve on each committee; oversees the evaluation of our Board of Directors and our management; and develops, reviews and recommends corporate governance guidelines. The Governance and Nominating Committee also reviews and evaluates, at least annually, the performance of the Board and its committees.

The members of our Governance and Nominating Committee are Messrs. Mulligan, Loucks, Piccolo and Skinner, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Mulligan serves as chairman of the committee. Our Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our Governance and Nominating Committee (including those meetings held by the former compensation, governance and nominating committee) held eight meetings during the fiscal year ended December 31, 2013 with each committee member attending not less than 75% of applicable meetings.

Director Candidate Nominating Procedures

The Governance and Nominating Committee may consider candidates recommended by stockholders as well as other sources such as other directors, officers or independent search firms. For each potential candidate, the Governance and Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, diversity of business and professional skills and experience, independence, industry-specific knowledge, possible conflicts of interest, general reputation and expertise and the extent to which the candidate’s diverse skills and attributes would fill a present need on the Board of Directors. In addition, while not required of any one candidate, the Governance and Nominating Committee considers experience, education, training or other expertise in business or financial matters and prior experience serving on the boards of public companies. The Board of Directors and the Governance and Nominating Committee believe that diversity of backgrounds and viewpoints is an important attribute of the Board for Directors. Both the Board of Directors and the Governance and Nominating Committee conduct formal self-evaluations each year that include an assessment of whether the diversity of the Board of Directors, among other factors, is adequately considered in identifying and discussing director candidates. The Governance and Nominating Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations. While the Governance and Nominating Committee carefully considers this diversity when considering nominees for director, the Company has not established a formal policy regarding diversity in identifying director nominees.

Collectively, the composition of the Board must meet the applicable NASDAQ listing requirements. In evaluating any candidate as a director nominee, the Governance and Nominating Committee also evaluates the contribution of the proposed nominee toward compliance with the applicable NASDAQ listing standards.

After a potential candidate is initially evaluated by the Board, the individual may be invited to meet with various members of the Governance and Nominating Committee and other members of the Board who evaluate the candidate’s credentials, experience, interest and willingness to serve. Board members discuss these matters, as well as the individual’s potential to be an effective Board member, among themselves. If the discussions and evaluation are sufficiently supportive, the individual is invited to serve on the Board.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2015 Annual Meeting of Stockholders using the procedures set forth in the by-laws, it must follow the procedures described in “Stockholder Proposals — 2015 Annual Meeting.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Governance and Nominating Committee, it should submit any pertinent information regarding the candidate to the Governance and Nominating Committee in care of Jonathan H. Glenn, the Company’s Corporate Secretary, by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

INFORMATION TECHNOLOGY COMMITTEE

The Information Technology Committee (“IT Committee”) serves as a liaison between the Board and management with regard to matters related to information technology and information security (together “IT”). The IT Committee assists the Board in fulfilling its corporate governance and oversight responsibilities for the Company’s investments, operations, and strategy in relation to IT systems. The IT Committee’s role is to report to the Board and provide appropriate advice and recommendations on IT-related matters, in order to facilitate decision making by the Board regarding such matters. In this role the Committee has no executive responsibility. The Committee will review and make recommendations to the Board relative to: the practices and key initiatives of the Company related to IT including measurement and tracking systems important to successful execution; major IT related projects and technology architecture decisions; the Company’s IT programs and their effectiveness in support of the Company’s business objectives and strategies; and future trends in technology that may affect the Company’s strategic plans, including monitoring of overall industry trends.

The members of our IT Committee are Ms. Zierhoffer and Messrs. Bardis, Piccolo, Wesson and Wise. Ms. Zierhoffer serves as chairperson of the committee. Our IT Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our IT Committee was established in 2013 and held two meetings during the fiscal year ended December 31, 2013 with each committee member attending not less than 75% of applicable meetings.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth the name, age and position, as of April 17, 2014, of our executive officers of the Company who are not also a director or director nominee.

Name	Age	Position
Charles O. Garner	44	Executive Vice President, Chief Financial Officer
Michael P. Nolte	44	Executive Vice President, Chief Operating Officer
Amy D. Amick	41	President, Revenue Cycle Management Segment
Keith L. Thurgood	56	President, Spend and Clinical Resource Management Segment
Jonathan H. Glenn	63	Executive Vice President, Chief Legal Officer and Corporate Secretary
Lance M. Culbreth	44	Senior Vice President, Chief Accounting Officer

Charles O. Garner has served as our Executive Vice President and Chief Financial Officer since April 2011. Mr. Garner was previously Senior Vice President, Corporate Development, where he led strategic planning, mergers and acquisitions, business integrations and partnership activities. Prior to joining the Company in 2005, Mr. Garner was responsible for strategic planning and corporate development at Coca-Cola Enterprises. Mr. Garner’s broad business experience includes positions as a management consultant with Bain & Company, where he advised clients on growth strategies in the technology and service industries, and in software design and business development at American Management Systems (now CGI) where he served healthcare and government clients. Mr. Garner earned a Masters of Business Administration degree from the Kenan-Flagler Business School at The University of North Carolina at Chapel Hill. Mr. Garner graduated summa cum laude with a Bachelor of Business Administration degree in Management Information Systems from Loyola College in Maryland, and has also earned the Chartered Financial Analyst (CFA) designation.

Michael P. Nolte has served as Executive Vice President and Chief Operating Officer since March 2012. Mr. Nolte’s career spans the health care, technology and financial services industries. Prior to joining MedAssets, Mr. Nolte served as Vice President and General Manager of the Americas Services business for GE Healthcare IT, overseeing more than 1,700 staff focused on GE’s healthcare software portfolio that includes revenue cycle, clinical/EHR, and digital imaging solutions. Among other roles at GE, he previously led GE Healthcare’s Enterprise Revenue Cycle software business. Prior to GE, Mr. Nolte spent five years with McKinsey & Company, a global management consulting firm. He also served in the United States Army from 1992 through 1998, ending his military career as a Captain and Company Commander for a rapid deployment medical supply chain and maintenance organization. Mr. Nolte holds a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor’s Degree from the University of Notre Dame.

Amy D. Amick has served as our President, Revenue Cycle Management Segment since September 2013. Previously Ms. Amick was Chief Operating Officer for M*Modal, a $450 million healthcare technology organization. From 2009 to 2012, Ms. Amick was a General Manager, Worldwide Services with Microsoft Corporation, where she was responsible for customer-facing functions across Microsoft’s Health Solutions Group. Prior to that, Ms. Amick was Senior Vice President, Services, with Allscripts-Misys, overseeing implementation services, clinical and revenue cycle consulting practice, and warehouse operations. From 2001 to 2008, she worked at Cerner Corporation in a number of leadership roles, including responsibility for professional services and support across a 13-state territory. Ms. Amick received a Master of Business Administration degree from the Kellogg School of Management, Northwestern University, and a Bachelor of Science degree in political science and leadership studies from the University of Richmond.

Keith L. Thurgood joined MedAssets as President, Spend and Clinical Resource Management Segment in January 2013. Previously, Mr. Thurgood served as the Deputy Commanding General (Major General) and Chief

of Staff for the United States Army Reserve. Prior to that, he was President and CEO of Overseas Military Sales Corporation. In 2010, Mr. Thurgood led one of three operating divisions for Sam’s Club as Senior Vice President, Operations. From 2007 to 2010, he was Chief Executive Officer of The Exchange, the Department of Defense’s $10 billion for-profit global retailer. From 2006 to 2007, Mr. Thurgood served our country in the U.S. Army as Commanding General of the 143rd Logistics/Forward Command and Deputy Commanding General of the 377th Theater Support Command. From 1988 to 2006, Mr. Thurgood held a number of positions with PepsiCo and Frito Lay, Inc. including Director of Strategic Sourcing, Director of Supply Chain Management, and Director of Strategy and Innovation. Mr. Thurgood holds a Ph.D. from Capella University, a Master of Strategic Studies from Army War College, a Master of Business Administration degree from Boston University, and a Bachelor’s Degree from Brigham Young University.

Jonathan H. Glenn has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since March 2000. Mr. Glenn’s areas of responsibility also include risk management, corporate governance and compliance, and governmental affairs. Mr. Glenn graduated magna cum laude with a Bachelor of Arts degree from the University of Maryland, where he was elected to Phi Beta Kappa, and received his law degree from the University of Virginia School of Law. Mr. Glenn was in private practice in Baltimore, Maryland, until 1992, when he became Vice President and General Counsel of PersonaCare, Inc., a long-term and subacute care provider. He became Vice President and General Counsel of TheraTx, Inc., a publicly-traded provider of rehabilitative therapy and subacute care upon its acquisition of PersonaCare in 1994, and served in that capacity until 1997.

Lance M. Culbreth has served as our Senior Vice President, Chief Accounting Officer since November 2010. Mr. Culbreth joined the Company in November 1999 as Senior Accountant, and served in such capacity until he was promoted to Vice President and Corporate Controller in 2006. He has been instrumental in the development and leadership of the Company’s accounting department. Mr. Culbreth has over 18 years of experience in the accounting and finance industry, including having previously worked for Arthur Andersen, LLP as a senior audit associate from January 1998 to October 1999 where he performed audit and other transaction services for enterprise clients in a variety of industries. Mr. Culbreth also served in various accounting roles for Serologicals, Inc., a biotechnology company, from January 1994 to December 1997. Mr. Culbreth graduated from the University of Georgia with a Bachelor of Business Administration degree in Accounting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in 2013 and explains how they applied to the following individuals: (i) John A. Bardis, Chairman of the Board of Directors, President and Chief Executive Officer; (ii) Charles O. Garner, Executive Vice President and Chief Financial Officer; (iii) Rand A. Ballard, Senior Executive Vice President and Chief Customer Officer; (iv) Michael P. Nolte, Executive Vice President and Chief Operating Officer; (v) Keith L. Thurgood, President, Spend and Clinical Resource Management Segment and (vi) Gregory A. Strobel, former President, Revenue Cycle Management Segment, who resigned from this position effective September 30, 2013. Throughout this Proxy Statement, these individuals are referred to as “named executive officers,” or “NEOs”.

In addition, the compensation and benefits provided to our NEOs in 2013 are set forth in detail in the Summary Compensation Table (which, if required by SEC regulations, also details compensation and benefits provided in 2012 and 2011) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Summary

Officers and employees of MedAssets focused on the following primary business objectives during 2013: building great teams, ensuring client success, delivering profitable market growth and innovating with high quality. We believe that concentration on these objectives will help ensure that we fulfill our goals of enhancing the financial strength of our customers and delivering value to our stockholders.

We continue to advance toward our goal of creating the industry’s leading healthcare performance improvement company. We work with healthcare providers to realize financial and operational efficiencies by helping them reduce the total cost of care, enhance operational efficiency, align clinical delivery and improve revenue performance. Some of our key accomplishments in 2013 were as follows:

•	We now service more than 4,400 hospitals and 122,000 non-acute healthcare providers with our evidence-based solutions, best practice processes and analytics;

•	We achieved total consolidated net revenue of $680.4 million, which is an increase of 6.3% over 2012 total consolidated net revenues of $640.1 million;

•	We realized non-GAAP adjusted EBITDA of $220.8 million, which is an increase of 6.5% over 2012 non-GAAP adjusted EBITDA of $207.3 million;

•	We attained non-GAAP adjusted earnings per share (EPS) of $1.32, which is an increase of 16.8% over 2012 non-GAAP adjusted EPS of $1.13;

•	We generated non-GAAP free cash flow of $94.1 million in 2013, which is an increase of 2.9% over 2012 non-GAAP free cash flow of $91.4 million;

•	We voluntarily pre-paid $105 million of our term loan facility along with scheduled principal payments, lowering our interest expense;

•	We improved employee engagement by a full 6 points (one of the highest single-year jumps ever seen by our third-party survey vendor);

•	We successfully launched our new corporate branding, focused on total performance management and bringing better visibility to the full range of MedAssets offerings;

•

We refined and enhanced our go-to-market strategy which leverages the brand, our advisory capability and a strengthened enterprise sales team that generated significant bookings momentum headed into 2014; and

•	We initiated the move of our core technology products to a new, high capacity world class data center to provide a foundation for consistent product performance and scaled growth.

Refer to Annex A herein and the “Use of Non-GAAP Financial Measures” section of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014, for reconciliations of the non-GAAP financial measures above to their most directly comparable GAAP measures.

We believe that in order to achieve our objectives, we must recruit and retain top-tier talent by providing a competitive compensation program which rewards successful performance. Our compensation strategy is based upon our strong commitment to prudent financial management. Our policies and practices seek to align the interests and incentives of our employees with those of our stockholders through pay-for-performance compensation programs. Our objective is to provide our employees with competitive base pay and to annually review and, if appropriate, adjust this compensation based on employee and company performance. We provide short-term, cash-based incentive compensation opportunities which are funded upon achievement of pre-established growth-based financial objectives, and paid upon the achievement of corporate and individual objectives. In addition, to ensure that our employees are focused on both short-term and sustained long-term performance, certain key positions are eligible for equity incentive awards.

Pay-for-Performance

The compensation of our NEOs is linked to Company performance through base salary increases, cash incentive awards and equity awards.

•

Base Salary Increases — Each NEO’s performance is evaluated based on a variety of financial and operational goals that are established at the beginning of the year. Base salary increases are awarded based on performance and market competitiveness. See “Salary” below for more details.

•

Cash Incentive Awards — Cash incentive awards are based on financial and operational performance. With the exception of Mr. Thurgood, Company adjusted EPS drove the majority of each continuing NEO’s cash incentive for 2013. For Mr. Thurgood, segment adjusted EBITDA drove the majority of his cash incentive for 2013, but Company adjusted EPS impacted it as well. Because both Company adjusted EPS and Revenue Cycle Management’s adjusted EBITDA exceeded targets, cash incentive awards for 2013 exceeded 100% of target. However, because Spend and Clinical Resource Management failed to achieve its targeted adjusted EBITDA, Mr. Thurgood’s cash incentive payout was less than the other NEOs. See “Annual Cash Incentive Program” below for more details.

•

Equity Awards — Equity awards are granted annually. Because of our strong commitment to pay for performance, 75% of the equity awarded to our NEOs in 2013 was awarded in the form of performance-based restricted stock. The remaining 25% is in the form of service-based restricted stock. For grants made in 2013, 50% of the performance-based grants were tied to Company revenue achievement and 50% were tied to Company adjusted EBITDA achievement. These awards have both threshold and target levels of performance. The target levels of performance for the 2013 grants were set above the high end of our guidance range for both metrics. Because actual performance was between threshold and target, 63.14% of the shares tied to Company revenue achievement vested, while the remaining 36.86% were cancelled, and 57.01% of the shares tied to Company adjusted EBITDA achievement vested, while the remaining 42.99% were cancelled. See “Long-Term Equity Incentives” below for more details.

Advisory Vote on Executive Compensation

The Compensation Committee believes that our executive compensation programs are effective in driving our pay-for-performance philosophy. As part of our corporate governance system, we evaluate our programs in light of market conditions, stockholder views, and governance considerations, and make changes as appropriate for our business. At our 2013 Annual Stockholders’ Meeting, we held our third non-binding shareholder advisory vote on the compensation of our NEOs. As in 2011 and 2012, we had extremely strong support from our stockholders, with over 95% of the votes cast in favor of the compensation of our named executive officers. The Board of Directors reviewed this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Accordingly, the Compensation Committee made no material changes to our executive compensation program or the compensation of our named executive officers for 2013 as a result of the advisory vote. The Compensation Committee did, however, make certain changes to the Company’s 2013 executive compensation program for reasons unrelated to the result of the advisory vote in order to further enhance the competitiveness of the program and the link between pay and performance, as described above and below. The Compensation Committee will continue to consider the outcome of the Company’s advisory votes when making future compensation decisions for our named executive officers.

Compensation Philosophy and Objectives

We are committed to prudent financial stewardship. Our compensation philosophy and practices reflect this commitment as we seek to align the interests and incentives of our employees with those of our stockholders through a pay-for-performance compensation program that serves to attract and retain outstanding people. Accordingly, a material portion of the target compensation of each NEO is derived from the achievement of Company-wide performance objectives which are determined each year based on our operating budget. The specific measurements upon which compensation in 2013 was based are discussed further below.

We believe compensation plans that are tied to financial performance are the optimal way of providing incentives to each NEO. We believe these goals are linked to performance criteria that are within each NEO’s control and reward behaviors which drive long-term stockholder value.

Determination of NEO Compensation

The Compensation Committee, senior management, and the Compensation Committee’s independent compensation consultant each play an integral role in the determination of executive compensation programs, practices, and levels. Actual roles are thoughtfully developed to align with governance best practices and objectives. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee and Board of Directors

The Compensation Committee oversees our overall compensation program and practices, including its design and the actual compensation paid to each NEO. The Compensation Committee operates under a written charter that is available on the Company’s website at www.medassets.com. In making compensation determinations, the members of the Compensation Committee review and consider external market data and advice provided by their independent consultant, the recommendations of the Chief Executive Officer, their own assessment of the Company and each NEO’s performance, and the scope of each NEO’s responsibilities and experience. Based on their evaluation and judgment, the Compensation Committee reviews and approves compensation, and any changes thereto, for each NEO other than the Chief Executive Officer. For Chief Executive Officer compensation, the Compensation Committee makes a recommendation to the independent members of the Board who then meet in executive session to review and approve.

Role of the Chief Executive Officer and Senior Management

Mr. Bardis typically meets with the Compensation Committee and makes initial recommendations with respect to each NEO’s compensation (other than his own compensation). Mr. Bardis shares with the Compensation Committee his evaluation of each executive with respect to recent contributions and performance, strengths and weaknesses, as well as career development and succession plans. His recommendations are based, in part, on the compensation surveys and peer group data discussed below. Mr. Bardis’ evaluation is supported by information, analysis, and advice provided from time to time by the Company’s Chief Financial Officer, Chief Legal Officer and Chief People Officer. Mr. Bardis does not make any recommendations regarding his compensation and recuses himself from meetings when his compensation is discussed.

Role of Compensation Consultants

The Compensation Committee has the authority to hire and, where appropriate, terminate compensation consultants and other advisors to assist the Compensation Committee in its deliberations without the participation of any officer or other member of the Company’s management. The Compensation Committee retained Pearl Meyer & Partners (“PM&P”), an independent consultant, which reported to and acted at the sole discretion of the Compensation Committee to assist in the determination of the 2013 compensation of the NEOs. PM&P did not provide other services to the Company that are not directly related to the strategy, design, and implementation of the executive compensation program. The Company paid PM&P’s compensation, as approved by the Compensation Committee.

Although the scope of assistance can vary year to year based on the Compensation Committee’s needs, the Compensation Committee received the following primary services from PM&P:

•	Provided periodic updates on market trends and emerging best practices that may impact the executive compensation programs at the Company;

•	Conducted independent reviews of executive compensation levels relative to market pay levels for similar positions in similar organizations;

•	Assisted with the design of short-term and long-term incentive compensation programs; and

•	Attended and participated in Compensation Committee meetings upon request.

Effective July 2013, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assume the advisory role previously held by PM&P. The majority of 2013 compensation decisions for the NEOs were already finalized at the time Meridian assumed this role. As with PM&P, Meridian reports to and acts at the sole discretion of the Compensation Committee to assist in the determination of the compensation of the NEOs. Meridian does not provide other services to the Company that are not directly related to the strategy, design, and implementation of the executive compensation program. The Company pays Meridian’s compensation, as approved by the Compensation Committee.

The Compensation Committee has assessed the independence of PM&P and Meridian pursuant to SEC and NASDAQ rules and concluded that both are independent and that no conflict of interest exists that would prevent either from serving as an independent advisor to the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with the consultants’ policies and procedures to prevent or mitigate conflicts of interest. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at the consulting firms supporting the Compensation Committee.

Role of Compensation Surveys and Peer Group Data

We must compete to recruit and retain each NEO. Accordingly, we periodically review our pay levels relative to market pay levels for similar positions within similar companies. In assessing our pay levels relative to market pay levels, we review and consider relevant pay data from various reputable surveys and from the public filings of companies with similar characteristics (although no one company is directly comparable to the Company), whom we refer to as the “Compensation Peers”. The market data gathered from the surveys and the Compensation Peers is used by the Compensation Committee to obtain a general understanding of current market practices. The Compensation Committee does not use this data to base, justify or provide a framework for its compensation decisions or otherwise benchmark or target a precise pay level relative to the collected market data. Rather, as further described herein, this data is one of the factors used to establish competitive compensation levels for each named executive officer and other members of executive management.

In June 2012, the Compensation Committee requested a review of the Compensation Peers from PM&P for use in its decision making for executive compensation for 2013. As part of this process, PM&P recommended and the Compensation Committee approved the following Compensation Peers:

Company Name	2012 Revenue	2012 Market Capitalization
Accretive Health, Inc.[1]	$974	$1,142
The Advisory Board Company	$451	$1,627
Allscripts Healthcare Solutions, Inc.	$1,463	$1,615
Ariba, Inc.[2]	$444	—
athenahealth, Inc.	$422	$2,658
Blackbaud, Inc.	$453	$1,031
Concur Technologies, Inc.	$440	$3,718
FTI Consulting, Inc.	$1,577	$1,365
HMS Holdings Corp.	$474	$2,247
Huron Consulting Group, Inc.	$682	$773
Informatica Corporation	$812	$3,272
JDA Software Group, Inc.[3]	$691	—
MAXIMUS, Inc.	$1,050	$2,149
Navigant Consulting, Inc.	$845	$566
Pegasystems Inc.	$462	$860
Quality Systems, Inc.	$460	$1,031
WebMD Health Corp.	$470	$703

Median	$474	$1,365

MedAssets, Inc. — Reported	$640	$987
Percentile Rank	56%	27%

[1]	Accretive Health, Inc. has not completed its financial statements for FY12, therefore, the company’s unaudited trailing 12 month revenue is reported above (Q4 2011 - Q3 2012).

[2]	Ariba, Inc. was acquired by SAP AG in October 2012, therefore, 2011 revenue is reported.

[3]	JDA Software Group, Inc. merged with RedPrarie in December 2012, therefore 2011 revenue is reported.

The Compensation Peers were selected based on their potential as competitors for business, investor capital, and/or executive talent. We also attempt to maintain a reasonable overall size comparison as measured by revenue and market capitalization. Our peer group for 2013 compensation determinations changed slightly from 2012. Global Payments, Inc., PTC, Inc., Syntel, Inc., and Digital River, Inc. were removed from the peer group due to dissimilarities in size, in markets and industries served, and/or in products and services provided as compared to our other Compensation Peers. Additionally, the following companies were added as Compensation Peers for 2013: MAXIMUS, Inc., Navigant Consulting, Inc., JDA Software Group, Inc., Huron Consulting Group, Inc., athenahealth, Inc., and The Advisory Board Company. The changes to the peer group were made in order to more closely align the peer group with the Company’s industry and size. The Compensation Committee periodically reviews the Compensation Peers to ensure alignment with the Company’s business strategy, financial success, and talent requirements.

Over the course of the second half of 2013, as part of 2014 compensation planning and in order to gain a better understanding of the market, the Compensation Committee reviewed executive compensation survey data from Radford Surveys and proxy data from our Compensation Peers. The Compensation Committee also reviewed the composition of the peer group and determined to add the following eight companies as new Compensation Peers for 2014: AMN Healthcare Services Inc., CBIZ, Inc., Compuware Corporation., CSG Systems International, Inc., ICF International, Inc., IPC The Hospitalist Company., Inc., Omnicell, Inc., and

Verint Systems, Inc., as recommended by Meridian. The Compensation Committee believes that an expanded peer group is appropriate as it provides a broader index for comparison and ensures appropriate coverage of the broad range of companies with which we compete for executive talent. The new Compensation Peers were selected based on being size-appropriate, a recognized competitor, and/or in a relevant market or industry. Additionally, Ariba, Inc., and JDA Software Group, Inc. were removed from the peer group because they were acquired by other companies.

Compensation Components

Compensation for our NEOs consists of the following elements:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives; and

•	Other benefits.

Total compensation for each NEO is intended to be competitive with executives serving in comparable positions at the Compensation Peers, as well as to align each NEO’s interests with the interests of our stockholders. We incorporate both short-term performance elements (salary and annual cash-based incentive opportunities) which reward the achievement of desired annual financial performance, and long-term performance elements (equity awards) which reward the achievement of sustained long-term financial performance. Various forms of other compensation are also evaluated and incorporated as deemed necessary. We also provide our NEOs with severance benefits and change in control protections, as described below under the heading “Potential Payments Upon Termination or Change in Control.”

We do not arbitrarily set a fixed weighting to any individual component of compensation, as we believe that total compensation for each NEO must be specifically tailored to meet the competitive characteristics over time applicable to each NEO’s unique role, as well as the performance of the business function or unit for which each NEO is responsible.

Salary

The salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, roles and responsibilities. Minimum base salaries for certain of our NEOs (other than Mr. Thurgood) are set forth in employment agreements and are subject to review on an annual basis by the Compensation Committee. Mr. Thurgood’s base salary is also reviewed by the Compensation Committee on an annual basis. With respect to the salary of Mr. Bardis, the Compensation Committee makes a recommendation to the Board, which makes the final determination. The determination of salaries for NEOs other than Mr. Bardis are based on his recommendations, which are based on information gathered by the Compensation Committee’s compensation consultant, as well as data obtained through recent recruitment efforts, if appropriate and applicable, and the internal executive compensation structure to determine both internal and external competitiveness. The Compensation Committee also considers other factors, none of which are dispositive or individually weighted, including Company performance, the state of our industry and the economy, and the NEO’s relative importance, responsibilities and performance in making its recommendations and determinations.

In 2013, the annual base salaries of Messrs. Bardis and Strobel were increased by 13.9% and 3.4%, respectively, from $570,554 in 2012 to $650,000 in 2013 and $350,000 in 2012 to $362,000 in 2013, respectively, in recognition of the outstanding performance of each of these executives in 2012 and in order to bring the salaries for these executives in line with salaries paid by our Compensation Peers, determined based on a market assessment conducted by PM&P. Although we do not target NEO compensation to a specific percentile of the market, this increase brought Mr. Bardis’ annual base salary in line with the 50th percentile for our

Compensation Peers, which the Compensation Committee viewed as an appropriate pay level for Mr. Bardis, given his long tenure and exceptional performance. These changes were approved by the Compensation Committee and, in the case of Mr. Bardis, by the full Board. For 2014, the Compensation Committee approved merit increases in the base salaries of Messrs. Nolte, Garner and Thurgood from $435,000 to $460,000, from $350,000 to $375,000 and from $375,000 to $388,000, respectively, based on a market assessment conducted by Meridian and in consideration of the role, experience, impact and contribution of these executives.

Salary earned by each NEO in 2013 is shown in the “2013 Summary Compensation Table” below.

Annual Cash Incentive Program

Target Cash Incentive Opportunities

As a key component of our compensation program, we provide our NEOs with the opportunity to earn annual cash incentives based on the achievement of our short-term business objectives. As additional cash compensation that is contingent on achievement of our business objectives, short-term cash incentives augment the base salary component while being tied directly to corporate and individual performance objectives. In 2013, the NEOs, as part of a larger group of employees, participated in our annual cash incentive program (the “Program”). Each individual’s annual cash incentive opportunity is referred to as a “target cash incentive,” which is a specific percentage of each individual’s bonus eligible earnings (i.e., regular gross wages paid in a given year). Target cash incentives for our NEOs (other than Mr. Thurgood) are initially set forth in employment agreements and are subject to subsequent review and amendment by the Compensation Committee. Mr. Thurgood’s target cash incentive is reviewed and set by the Compensation Committee on an annual basis. In making its determinations whether to adjust the target cash incentive opportunities for our NEOs, the Compensation Committee considers Company performance, the state of our industry and the economy, and the NEO’s relative importance, responsibilities and performance, none of which are dispositive or individually weighted. For NEOs other than Mr. Bardis, the Compensation Committee also considers his recommendations, which are based on information gathered by the Compensation Committee’s compensation consultant, as well as data obtained through recent recruitment efforts, if appropriate and applicable, and the internal executive compensation structure to determine both internal and external competitiveness.

The following chart provides the target cash incentive for each of our continuing NEOs for 2013:

Name of Executive	2013 Base Salary ($)	2013 Bonus Eligible Earnings ($)(1)	2013 Target Cash Incentive (As a% of Bonus Eligible Earnings)	Dollar Value of 2013 Target Cash Incentive ($)
John A. Bardis (2)	650,000	637,778	100%	637,778
Charles O. Garner	350,000	350,000	65%	227,500
Michael P. Nolte	435,000	435,000	70%	304,500
Rand A. Ballard	450,000	450,000	50%	225,000
Keith L. Thurgood	375,000	338,942	50%	169,471

(1)	Bonuses are paid out based on bonus eligible earnings. Because annual merit increases are effective in mid-February, bonus eligible earnings are typically lower than base salary for any employee who received an increase during the year. Mr. Thurgood’s bonus eligible earnings are the salary amounts earned by Mr. Thurgood following his hire date in late January 2013.

(2)	Based on a market assessment conducted by PM&P and considering his role, experience, impact and contribution to the Company, along with favorable Company performance, the Board of Directors approved an increase to the bonus opportunity for Mr. Bardis for 2013 from 75% to 100%.

With assistance from PM&P, we redesigned certain aspects of the Program for 2013, making several changes to enhance our pay-for-performance philosophy and to better align the interests of our executives and stockholders. Under the 2013 Program design, an NEO’s annual cash incentive award was determined in two primary steps. First, the Compensation Committee determined the level at which the Program was funded. Second, once Program funding was established, the Compensation Committee determined the individual cash incentive awards for the NEOs for 2013. Each of these steps is discussed in more detail below.

Program Funding

For 2013, Program funding was based on the achievement of adjusted earnings per share (or adjusted EPS, a non-GAAP measure) and segment-adjusted EBITDA for each of the RCM and SCM business segments. Adjusted EPS was chosen as the company metric because it is reflective of overall Company performance from a shareholder perspective. Segment adjusted EBITDA was chosen as the segment metric because it is directly tied to the segments’ contribution to the Company’s profitability goals. Combined, the Compensation Committee believed these metrics were appropriate because they help to drive strong earnings performance. The 2013 Program consisted of three separate bonus pools in respect of each financial goal, and each bonus pool was funded based on achievement of the applicable financial goal. Over-achievement in excess of target financial goals would result in additional Program funding if approved by the Compensation Committee.

The table below shows the 2013 threshold and target performance levels for the financial goals, as well as actual achievement for 2013:

Financial Goal	Threshold Performance ($)(1)	Target Performance ($)(1)	2013 Actual Achievement ($)
Consolidated non-GAAP Adjusted EPS	1.09	1.31	1.32
Adjusted EBITDA (in millions):
RCM Segment	57.8	62.0	62.6
SCM Segment	179.3	191.6	189.4

(1)	100% funding of the applicable bonus pool at target performance level. Funding for performance between threshold and target achievement levels determined by straight-line interpolation.

For 2013, the Company exceeded the target performance level for adjusted EPS and RCM segment-adjusted EBITDA, and achieved approximately 99% of the target performance level for SCM segment-adjusted EBITDA. Over-achievement of adjusted EPS and RCM segment-adjusted EBITDA targets resulted in additional Program funding, which was approved by the Compensation Committee. In addition, the Compensation Committee determined that it was appropriate to allocate a portion of the additional Program funding attributable to the Company’s overachievement of its adjusted EPS and the RCM segment-adjusted EBITDA goals to the SCM segment bonus pool, given that the SCM segment achieved approximately 99% of targeted performance, and that this strong performance was a significant contributing factor to the Company’s success in respect of adjusted EPS. After the Compensation Committee’s reallocation, for 2013, the adjusted EPS bonus pool was 129% funded, the RCM segment-adjusted EBITDA bonus pool was 122% funded, and the SCM segment-adjusted EBITDA bonus pool was 104% funded.

Individual Cash Incentive Determinations for 2013

Once Program funding was established, the Compensation Committee then exercised its discretion to determine the individual cash incentives for the NEOs under the Program. In making such determinations, the Compensation Committee considered various factors it deemed appropriate, such as business performance, individual performance and achievements within an NEO’s areas of responsibility, and took into account recommendations from Mr. Bardis on each other NEO.

For 2013, the Compensation Committee determined individual cash incentives for the NEOs based on a combination of financial and individual objectives, as described in the following table:

Name of Executive	Target Cash Incentive Tied to Adjusted EPS	Target Cash Incentive Tied Segment Adjusted EBITDA	Target Cash Incentive Tied to Individual Objectives (1)
John A. Bardis	80%	N/A	20%
Charles O. Garner	80%	N/A	20%
Michael P. Nolte	80%	N/A	20%
Rand A. Ballard	80%	N/A	20%
Keith L. Thurgood	20%	60%	20%

(1)	For 2013, each of our NEOs had individual objectives tied to several overall goals, including building great teams, ensuring client success and satisfaction, driving profitable market growth (including achieving our annual operating plan and growing our sales pipeline), and promoting high quality product innovation and brand awareness.

Each NEO’s ability to earn his target cash incentive was determined by the Compensation Committee based on the level at which the Program was funded, as well as the outcome of the NEO’s achievement of business objectives, and his performance evaluation by the Chief Executive Officer and/or Compensation Committee, as applicable. For 2013, the Compensation Committee determined that each NEO had fully satisfied his individual objectives, and, as a result, each NEO received 100% of the target cash incentive attributable to individual objectives. Payouts in respect of financial objectives were based on the level at which the applicable bonus pools were funded, as shown below. Accordingly, after completing its evaluation of consolidated and segment-level business performance and individual NEO performance, including input from Mr. Bardis on each other NEO, the Compensation Committee, in its discretion, authorized the following annual cash incentives under the Program:

Name	2013 Target Cash Incentive ($)	2013 Actual Cash Incentive Paid ($)	2013 Actual Cash Incentive as a% of 2013 Target Cash Incentive (1)
John A. Bardis	637,778	785,742	123%
Charles O. Garner	227,500	310,000	136%
Michael P. Nolte	304,500	375,144	123%
Rand A. Ballard	225,000	277,200	123%
Keith L. Thurgood	169,471	180,000	106%

(1)	The percentage was obtained by multiplying the percentage of target cash incentive tied to individual objectives by 100% and the percentage of target cash incentive tied to financial objectives by the applicable bonus pool funding percentage. Overachievement of financial objectives therefore resulted in greater than 100% payouts for all NEOs. Mr. Garner’s percentage also reflects an additional $29,720 which Mr. Bardis recommended, and the Compensation Committee, in its discretion under the Program, approved, based on his outstanding efforts in helping to drive financial performance in 2013.

Please see the “2013 Summary Compensation Table” below for more information regarding annual cash incentives paid to our NEOs in 2013.

2014 Changes

For 2014, the Compensation Committee approved changes to the target cash incentives for certain of the NEOs in order to more closely align our target cash incentive with that of our Compensation Peers. The changes are as follows:

Name of Executive	2013 Target Cash Incentive (As a % of Bonus Eligible Earnings)	2014 Target Cash Incentive (As a % of Bonus Eligible Earnings)
Charles O. Garner	65%	70%
Michael P. Nolte	70%	75%
Rand A. Ballard	50%	75%
Keith L. Thurgood	50%	55%

Long-Term Equity Incentives

Given the entrepreneurial culture of the Company, the Compensation Committee and the Board of Directors believe that talented employees create a competitive advantage and that recruiting, motivating, and retaining such talented employees requires that such individuals have a vested interest in the long-term success of the business. Accordingly, we have granted equity compensation pursuant to various plans, including the MedAssets, Inc. Long-Term Performance Incentive Plan (the “Plan”), as a part of our broader compensation strategy, which has been and will continue to be a material portion of compensation in the form of equity-based long-term incentive opportunities.

Historically, we granted equity compensation in the form of stock options, service-based and performance-based restricted stock and stock-settled stock appreciation rights (“SSARs”). In 2009, the Compensation Committee granted equity awards to certain of our NEOs under the Plan in the form of service-based and performance-based restricted stock and SSARs, which were intended to cover a four year period to align with our business planning approach. Diluted Adjusted Earnings per Share growth, or Diluted Adjusted EPS growth, a non-GAAP measure defined as the Company’s fully-diluted net income per share excluding non-cash acquisition-related intangible amortization, non-cash share-based compensation expense and certain Board-approved non-recurring items on a tax-adjusted basis, was used as the performance objective for these awards of performance-based SSARs and restricted stock. The Company’s management team and Board of Directors believed the use of Diluted Adjusted EPS as the measure for vesting was appropriate as it could be used to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from the Company’s operations, and by rewarding organic growth and accretive business transactions. In 2012, in connection with the commencement of his employment, Mr. Nolte was granted equity awards in the form of service-based and performance-based restricted stock and SSARs. In 2013, the Compensation Committee modified the performance goals and payout structure (relevant to Company financial performance in 2013 and 2014) related to Mr. Nolte’s performance-based restricted stock and performance-based SSARs grants to align the goals and structure with those of performance-related grants made to other senior executives in 2013. Refer to the “2013 Summary Compensation Table” and associated footnotes below for details on the incremental accounting expense impact in 2013 related to these modifications. Also, refer to the “Outstanding Equity Awards Table” below for more information regarding these historical grants, including the applicable vesting schedules.

As discussed above, prior to 2013, we did not make annual equity award grants to our executives, relying instead on larger, infrequent grants to align with our business planning approach. The Compensation Committee, as part of a comprehensive review of the Company’s compensation philosophy and strategy in late 2012, evaluated our long-term equity incentive program and determined that in order to better align with market pay practices, allow for year to year comparisons with our Compensation Peers, and drive shareholder value through the alignment of incentives with the Company’s performance, beginning in 2013, the Company would make equity award grants on an annual basis in the first quarter of each year. The Compensation Committee believes that an annual equity award program incorporates equity more directly into our executive compensation program, provides the Compensation Committee with more flexibility when structuring awards, allows the Compensation Committee to consider grant levels in the context of prior year performance results, current year performance expectations, and all compensation adjustments, and provides a more consistent and understandable pay pattern. In addition to moving to annual equity award grants, the Compensation Committee determined that for 2013, a mix of service-based and performance-based restricted stock, with an emphasis on the latter, would best incent our NEOs to grow the business and appropriately reward them for the success of the business upon achievement of performance objectives, in keeping with our pay-for-performance philosophy.

Shares of restricted stock are “full value grants,” meaning that, upon vesting, the recipient is awarded a full share. As a result, while the value executives realize in connection with an award of restricted stock does depend on our stock price, restricted stock generally has some value even if the Company’s stock price significantly decreases following its grant. We grant service-based restricted stock to secure and retain executives and instill an ownership mentality in our executives. We grant performance-based restricted stock because it aligns the interests of our executives and our stockholders by providing the opportunity for executives to realize value if and when the Company achieves key performance goals. In 2013, all of the NEOs received an annual grant composed 75% of performance-based shares and 25% of service-based shares. The Compensation Committee determined that this mix of performance-based shares to service-based shares, with a significant emphasis on performance-based shares, was appropriate given each NEO’s impact on the performance of the Company. Vesting of performance-based shares was divided evenly between two financial metrics, revenue and adjusted EBITDA. The Compensation Committee selected the metrics and weighting to underscore the importance of the Company’s strategic focus on achieving both top line and bottom line growth equally.

Award size is reviewed annually and is based on a variety of factors, including competitiveness with the previously defined competitive market, each NEO’s demonstrated level of performance over time, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, in the Compensation Committee’s discretion, the compensation such executive received from his or her prior employer. In making individual awards, the Compensation Committee considers the recent performance of each NEO, the value of the NEO’s previous awards and our views on NEO retention and succession planning.

As with cash compensation, Mr. Bardis recommends equity awards for each other NEO to the Compensation Committee for its consideration. The table below shows the 2013 equity grants made to each of the NEOs:

	2013 Grant Value ($)	2013 Total Shares Granted (#)(1)	2013 Shares Granted as Service- Based Awards (#)(3)	2013 Shares Granted as Performance-Based Awards
Name of Executive				Tied to Achievement of Revenue Goal (#)	Tied to Achievement of Adjusted EBITDA Goal (#)
John A. Bardis	1,625,000	83,981	20,995	31,493	31,493
Charles O. Garner(2)	405,000	20,931	5,233	7,849	7,849
Michael P. Nolte(2)	405,000	20,931	5,233	7,849	7,849
Rand A. Ballard	1,000,000	51,680	12,920	19,380	19,380
Keith L. Thurgood	656,250	33,917	8,479	12,719	12,719
Gregory A. Strobel	612,500	31,656	7,914	11,871	11,871

(1)	The number of shares granted was determined by dividing the 2013 Grant Value by the 30-day trailing average closing share price at the time of grant, which was $19.35 (rounded up as necessary to result in grants of whole shares in each award category).

(2)	The 2013 annual grant value was reduced for Messrs. Garner and Nolte as Mr. Garner received a significant grant in connection with his promotion to Chief Financial Officer in April 2011 and Mr. Nolte received a significant grant in connection with his hire in March 2012. At the time of these grants, the Company did not make annual grants, so these awards were intended to cover multiple years. The Compensation Committee determined that it was important for Messrs. Garner and Nolte to receive an annual grant in 2013 in order to ensure alignment with the other executives; however, the Compensation Committee reduced the grant values accordingly after taking the prior award grants into consideration.

(3)	Service-based restricted stock vests over a period of three years, one-third per year, beginning on March 1, 2014.

Performance-based restricted stock was earned based on level of achievement of the performance goals during 2013 as follows. Shares are earned based on achievement against a one year goal and the payout is capped at 100% of target. Once earned, performance-based restricted stock is subject to a service-based vesting condition and vests over three years, one-third per year, beginning on March 1, 2014.

	Performance Levels (in millions) ($)				Payout Percent (1)
Performance Goal	Weighting	Threshold	Target	Actual	Threshold	Target	Actual
Revenue	50%	$677.0	$690.0	$680.4	50%	100%	63.14%
Adjusted EBITDA	50%	$220.0	$226.0	$220.8	50%	100%	57.01%

(1)	Linear interpolation used to determine payout percent for performance between Threshold and Target levels.

Unearned shares of performance-based restricted stock are cancelled at the end of the performance period. The table below illustrates the shares of performance-based restricted stock that were earned by each NEO as a result of 2013 performance:

	2013 Shares Granted as Performance-Based Awards		Actual 2013 Shares Earned
Name of Executive	Tied to Achievement of Revenue Performance Goal (#)	Tied to Achievement of Adjusted EBITDA Performance Goal (#)	Based on Achievement of Revenue Performance Goal (#)	Based on Achievement of Adjusted EBITDA Performance Goal (#)
John A. Bardis	31,493	31,493	19,883	17,953
Charles O. Garner	7,849	7,849	4,954	4,473
Michael P. Nolte	7,849	7,849	4,954	4,473
Rand A. Ballard	19,380	19,380	12,236	11,047
Keith L. Thurgood	12,719	12,719	8,029	7,249
Gregory A. Strobel(1)	11,871	11,871	—	—

(1)	Mr. Strobel resigned from the Company effective September 30, 2013. As part of his separation package, Mr. Strobel’s shares vested on November 6, 2013 pursuant to the terms of his employment agreement.

For 2014, our NEOs received equity grants that were determined in a manner consistent with how equity awards were determined in 2013.

Equity Award Timing

The Company has a written policy regarding equity award grant timing for our employees that has been followed consistently since the Company’s initial public offering and that is intended to ensure that the timing of equity grants is not influenced by material non-public information. According to this policy, Compensation Committee meetings are scheduled to occur during open trading windows and the exercise price of any applicable equity instrument granted is the closing stock price on the day the grants are approved by the Compensation Committee. For grants of restricted stock in 2013, the Compensation Committee determined the number of shares subject to each grant based on the trailing 30-day average closing price prior to the grant date.

Other Benefits

Retirement Benefits

The Compensation Committee believes that providing a cost-effective retirement benefit for executives is an important recruitment and retention tool. Accordingly, the Company maintains the MedAssets, Inc. Retirement Savings Plan, a tax-qualified defined contribution retirement savings plan (the “401(k) plan”) in which the NEOs are eligible to participate along with other employees. The Company provides a matching contribution of 50% of the first 6% of a participant’s base pay as contributed by each participant to the 401(k) plan. We do not maintain any other pension, deferred compensation or supplemental executive retirement plan. Matching contributions earned by each NEO in 2013 are shown in the “2013 Summary Compensation Table” and associated footnotes below.

Perquisites and Other Benefits

Generally, the Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a significant amount of compensation in the form of perquisites or other benefits. Accordingly, we do not have a formal perquisite policy, although the Compensation Committee in its discretion may consider and approve perquisites for any of our NEOs, particularly in the context of new employment agreements or other specific circumstances. There were no executive perquisites paid to NEOs in 2013.

We also maintain employee benefit programs for our executives and other employees and our NEOs generally participate in our employee health and welfare benefits on the same basis as all employees.

Severance and Change in Control Benefits

Historically, we have generally entered into employment agreements with our NEOs, and accordingly, we are party to employment agreements with Messrs. Bardis, Garner, Ballard and Nolte, and were party to an employment agreement with Mr. Strobel prior to his resignation. In 2012, we began to move away from employment agreements and adopted our Senior Executive Change in Control Severance Plan, in which Mr. Thurgood participates pursuant to a participation agreement entered into in 2013. The Compensation Committee determined that this approach would be more in line with current best practices for a more mature company, where the security of an employment agreement is less necessary to attract and retain talented employees. The employment agreements and the change in control severance plan contain terms and conditions that the Compensation Committee determined were necessary and advisable for the long-term retention of the Company’s key executives, particularly in the event of a change in control of the Company, including severance payments in the event of a separation from service from the Company under certain conditions. The Compensation Committee also believes that these arrangements are a valuable tool to protect our competitive and confidential information.

In February 2011, as it does from time to time, the Compensation Committee reviewed the terms of the executive officer employment agreements then in effect in light of current best practices and concluded that the provisions contained in the agreements, pursuant to which the NEOs were entitled to additional payments to cover the “golden parachute” excise tax which could be imposed pursuant to Section 4999 of the Internal Revenue Code, should be eliminated from all executive agreements. The Company continued its practice of not providing NEOs with entitlements to such excise tax gross-up payments in 2013.

In December 2013, the severance pay calculation contained in the employment agreements for Messrs. Bardis, Nolte and Ballard was amended such that severance pay will be based on a multiple of base salary only, as opposed to a multiple of base salary and target bonus. This amendment was made for purposes of compliance with certain technical requirements of Section 162(m) of the Internal Revenue Code, and the severance pay amounts to which the NEOs are entitled remain the same as prior to the amendment.

See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the “Potential Payments Upon Termination or Change In Control” sections below for more information on these employment agreements.

Minimum Stock Ownership Requirements

In December 2013, following a market analysis performed by Meridian, the Company adopted new stock ownership requirements for our NEOs. The minimum stock ownership requirements range from 50,000 shares for an Executive Vice President to 175,000 shares for our Chief Executive Officer. Previously, an Executive Vice President was required to own 25,000 shares and our Chief Executive Officer was required to own 100,000 shares. The purpose of the stock ownership requirements is to ensure that NEOs achieve and maintain a minimum level of stock ownership in order to demonstrate that their financial interests are aligned with stockholders. In determining whether the requisite minimum stock ownership level has been achieved, all shares owned by the NEO, and certain shares granted to the NEO, including all unvested service-based full value shares, all earned performance-based awards subject to additional service-based vesting conditions, the vested portion of all stock options and SSARs, and all shares obtained through our employee stock purchase plan by the NEOs are taken into account. NEOs have five years from the later of adoption of the stock ownership requirements or their becoming an NEO to attain the minimum stock ownership level. Compliance with these stock ownership requirements is monitored annually by the Governance & Nominating Committee. Each of the NEOs, with the exception of Mr. Thurgood, who first became an NEO in 2014 had satisfied the new stock ownership requirements as of April 2014. Mr. Thurgood will be required to comply with the new stock ownership requirements within five years from his becoming an NEO.

Risk Assessment

The Compensation Committee considers whether any change being contemplated to compensation policies and practices is reasonably likely to have a material adverse effect on us, and whether such policies and practices create appropriate incentives. In conducting its analysis, the Compensation Committee considered the risk implications of each element of our overall compensation program and determined that the only component that might pose a risk is our annual cash incentive program. While our annual cash incentive programs are intended to incent our employees to achieve short-term financial performance objectives, the Compensation Committee believes that the applicable performance objectives create appropriate incentives, and does not believe that these programs encourage employees to take risks which could have an adverse effect on us. Moreover, as discussed above, the NEOs and other executives have a portion of their compensation in the form of equity incentive awards that are long-term in nature, which the Compensation Committee believes counter-balances any motivation to unduly favor excessive short-term risk taking. For these reasons, the Compensation Committee concluded that our overall compensation policies and practices are not likely to have a material adverse effect on us.

Tax and Accounting Considerations

When it reviews matters of executive compensation, the Compensation Committee is advised, as needed, and considers the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. For example, Section 162(m) of the Internal Revenue Code generally does not allow public companies to take a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers employed at the end of that company’s fiscal year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” is deductible. The Compensation Committee is advised on and considers these rules when approving compensation programs for executive officers. Although the Company has plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. The Company may authorize compensation payments to our NEOs that do not meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code if the Compensation Committee concludes that such payments are appropriate and necessary in order to ensure competitive levels of total compensation to attract and retain our NEOs and other executives.

In making decisions about executive compensation, the Compensation Committee also is advised upon, as needed, and considers how various elements of compensation will affect our financial reporting. For example, we consider the impact of FASB ASC Topic 718, which requires the Company to recognize compensation expense relating to equity awards (including restricted stock and other forms of equity compensation) based upon the fair value of those awards as of the date of their grant.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Harris Hyman IV, Chairman

Samuel K. Skinner

R. Halsey Wise

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation paid or earned by our named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011:

2013 Summary Compensation Table

Name and Position(1)	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Award(s) ($)	Stock Option/SSAR Award(s) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(10)	Total ($)
John A. Bardis	2013	637,778	785,742	1,540,212(4)	—	—	7,650	2,971,382
Chairman of the Board, President and Chief Executive Officer	2012	570,554	427,916	—	—	—	11,250	1,009,720
	2011	570,554	290,429	—	—	—	6,125	867,108

Charles O. Garner	2013	350,000	310,000	383,875(4)	—	—	7,650	1,051,525
Executive Vice President, Chief Financial Officer	2012	350,000	360,000	—	—	—	8,498	718,498
	2011	319,812	100,000	2,887,200	817,200	—	6,688	4,130,900

Rand A. Ballard	2013	450,000	277,200	947,811(4)	—	—	7,650	1,682,661
Senior Executive Vice President, Chief Customer Officer	2012	448,749	225,000	—	—	—	7,620	681,369
	2011	441,865	173,000	—	—	—	5,628	620,493

Michael P. Nolte	2013	435,000	375,144	773,001(5)	28,751(6)	—	7,650	1,619,546
Executive Vice President, Chief Operating Officer	2012	342,981	240,087	3,271,200	932,800	—	243,731	5,030,799

Keith L. Thurgood	2013	338,942	180,000	622,038(4)	—	—	7,650	1,148,630
President, Spend & Clinical Resource Management Segment

Gregory A. Strobel(2)	2013	308,696	—	965,562(7)	535,344(8)	13,746(9)	558,592	2,381,940
Former President, Revenue Cycle Management Segment	2012	350,000	168,000	—	—	39,895	7,289	565,184
	2011	304,265	51,380	—	1,819,200	114,353	5,906	2,295,104

(1)	The positions for each NEO are the positions held on December 31, 2013. Mr. Thurgood was hired to serve as the Company’s President, Spend and Clinical Resource Management Segment in January 2013. Mr. Nolte was hired to serve as the Company’s Executive Vice President, Chief Operating Officer in March 2012. In accordance with SEC regulations, only compensation information starting in the fiscal year in which an individual became a named executive officer is reported in the Summary Compensation Table.

(2)	Mr. Strobel, President, Revenue Cycle Management Segment, resigned from the Company effective September 30, 2013.

(3)	These amounts represent payments under the annual cash incentive program. For more information on the 2013 annual cash incentive program, refer to the “Annual Cash Incentive Program” section in the “Compensation Discussion and Analysis” above.

(4)

These amounts represent the aggregate grant date fair value of awards granted to Messrs. Bardis, Garner, Ballard and Thurgood, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming 100% probability of achievement of conditions for vesting of the target number of shares of performance-based restricted stock as of the grant date. The value shown is based on the fair market value of the Company’s common stock on the grant date (February 25, 2013) determined by reference to the closing price per share of the Company’s common stock, which was $18.34. For information on the valuation assumptions with respect to awards made, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. The amounts shown reflect the target number of restricted shares granted in 2013, including certain performance-based restricted shares that were ultimately forfeited based on 2013 performance. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests. For more information on these awards, including a discussion of the number of performance-based restricted shares earned as a result of 2013 performance, refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above and the Grants of Plan-Based Awards Table below.

(5)	This amount includes: (i) $383,875, the aggregate grant date fair value of awards granted to Mr. Nolte in 2013, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming 100% probability of achievement of conditions for vesting of the target number of shares of performance-based restricted stock on the grant date based on the fair market value of the Company’s common stock on the grant date (February 25, 2013) determined by reference to the closing price per share of the Company’s common stock, which was $18.34, and (ii) $389,126, the Company’s incremental accounting expense in 2013, computed in accordance with FASB ASC Topic 718, associated with the modified performance goals and payout structure related to Mr. Nolte’s 2012 performance-based restricted stock grant. For information on the valuation assumptions with respect to these awards, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. The amounts shown reflect the target number of restricted shares granted in 2013, including certain performance-based restricted shares that were ultimately forfeited based on 2013 performance. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests. For more information on these awards, including a discussion of the number of performance-based restricted shares earned as a result of 2013 performance, refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above and the Grants of Plan-Based Awards Table below.

(6)	This amount represents the Company’s incremental accounting expense in 2013, computed in accordance with FASB ASC Topic 718, associated with the modified performance goals and payout structure related to Mr. Nolte’s 2012 performance-based SSARs grant. For more information, refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above. For information on the valuation assumptions with respect to these awards, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014.

(7)	This amount includes: (i) $580,571, the aggregate grant date fair value of awards granted to Mr. Strobel, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming 100% probability of achievement of conditions for vesting of the target number of shares of performance-based restricted stock on the grant date and (ii) $384,991, the Company’s incremental accounting expense in 2013, computed in accordance with FASB ASC Topic 718, associated with the automatic vesting of unvested restricted stock awards (pursuant to the terms of the employment agreement between Mr. Strobel and the Company). The grant date fair value of awards granted to Mr. Strobel in 2013 is based on the fair market value of the Company’s common stock on the grant date (February 25, 2013) determined by reference to the closing price per share of the Company’s common stock, which was $18.34. For information on the valuation assumptions with respect to Mr. Strobel’s awards, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests. Refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above and the Grants of Plan-Based Awards Table below for more information on these awards.

(8)

This amount represents the Company’s incremental accounting expense in 2013, computed in accordance with FASB ASC Topic 718, associated with the automatic vesting of unvested SSARs and stock option equity awards (pursuant to the terms of the employment agreement between Mr. Strobel and the Company).

For information on the valuation assumptions with respect to Mr. Strobel’s awards, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. For more information, refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(9)	This amount represents sales commission payments to Mr. Strobel in 2013. Mr. Strobel, given his sales leadership role with the Company prior to his promotion to President, Revenue Cycle Management in August 2011, was eligible to earn certain sales-related residual commissions in 2013. These sales-related commissions were not a principal form of overall cash compensation for Mr. Strobel.

(10)	Messrs. Bardis, Garner, Ballard, Nolte and Thurgood’s other compensation was composed entirely of matching contributions made by the Company on their behalf related to the Company’s retirement savings plan. Mr. Strobel’s other compensation was $558,592, $551,800 of which represents the full severance amount payable to Mr. Strobel by the Company under the terms of Mr. Strobel’s employment agreement with the Company, with the remainder being matching contributions made by the Company on his behalf related to the retirement savings plan during the period of his employment in 2013.

Grants of Plan-Based Awards

The following table sets forth information about the non-equity incentive awards and equity-based awards we granted to each of our named executive officers in 2013 under our annual cash incentive program and our Long-Term Performance Incentive Plan, respectively.

2013 Grants of Plan-Based Awards Table

		Estimated Future Payments Under Non- Equity Incentive Plan Awards ($)				Estimated Future Payments Under Equity Incentive Plan Awards ($)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name of Executive	Grant Date	Threshold	Target		Maximum	Threshold	Target
John A. Bardis	2/25/2013	—	—		—	—	—	20,995	385,048	(3)
	2/25/2013	—	—		—	15,747	31,493	—	577,582	(3)
	2/25/2013	—	—		—	15,747	31,493	—	577,582	(3)
Charles O. Garner	2/25/2013	—	—		—	—	—	5,233	95,973	(3)
	2/25/2013	—	—		—	3,925	7,849	—	143,951	(3)
	2/25/2013	—	—		—	3,925	7,849	—	143,951	(3)
Rand A. Ballard	2/25/2013	—	—		—	—	—	12,920	236,953	(3)
	2/25/2013	—	—		—	9,690	19,380	—	355,429	(3)
	2/25/2013	—	—		—	9,690	19,380	—	355,429	(3)
Michael P. Nolte	9/16/2013	—	—		—	—	—	—	417,877	(4)
	2/25/2013	—	—		—	—	—	5,233	95,973	(3)
	2/25/2013	—	—		—	3,925	7,849	—	143,951	(3)
	2/25/2013	—	—		—	3,925	7,849	—	143,951	(3)
Keith L. Thurgood	2/25/2013	—	—		—	—	—	8,479	155,505	(3)
	2/25/2013	—	—		—	6,360	12,719	—	233,266	(3)
	2/25/2013	—	—		—	6,360	12,719	—	233,266	(3)
Gregory A. Strobel	—	—	13,746	(1)	—	—	—	—	—
	9/30/2013	—	—		—	—	—	—	920,335	(4)
	2/25/2013	—	—		—	—	—	7,914	145,143	(3)
	2/25/2013	—	—		—	5,936	11,871	—	217,714	(3)
	2/25/2013	—	—		—	5,936	11,871	—	217,714	(3)

(1)	The amount shown represents the target sales commission potential for Mr. Strobel for 2013. There is no set minimum or maximum payout amount. The actual amounts earned by Mr. Strobel for 2013 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation” and are further described in note 9 of the Summary Compensation Table above.

(2)	The amount shown in these columns represents the threshold and target (which also represents the maximum) number of shares of performance-based restricted stock that could have been earned based on performance in 2013. The actual shares of performance-based restricted stock earned by the NEOs for 2013 are discussed under the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis.”

(3)	These amounts represent the aggregate grant date fair value of awards granted to the NEOs, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming 100% probability of achievement of conditions for vesting of the target number of shares of performance-based restricted stock as of the date of grant. The value shown is based on the fair market value of the Company’s common stock on the grant date (February 25, 2013) determined by reference to the closing price per share of the Company’s common stock, which was $18.34. For information on the valuation assumptions with respect to awards made, refer to footnote 9 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests. Refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above for more information on these awards.

(4)	These amounts represent the Company’s incremental accounting expense in 2013, computed in accordance with FASB ASC Topic 718, associated with the modification of certain of Mr. Nolte’s awards, and the acceleration of certain of Mr. Strobel’s awards. Refer to notes 5, 6, 7 and 8 of the Summary Compensation Table for more information.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Messrs. Bardis, Garner, Ballard and Nolte

The material terms of the employment agreements for Messrs. Bardis and Ballard (amended and restated in May 2011; amended in December 2013), Mr. Nolte (March 2012; amended in December 2013), and Mr. Garner (amended and restated in May 2011) are as follows:

•

The agreements contain an initial two-year (or, in the case of Mr. Ballard, three-year) term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of his or its intention not to renew the agreement at least 12 months prior to the expiration of the then-current term.

•

The agreements provide for an annual base salary of: $570,554 for Mr. Bardis; $350,000 for Mr. Garner; $441,865 for Mr. Ballard; and $435,000 for Mr. Nolte, in each case subject to increase as may be approved by the Compensation Committee. See the “Salary” section of the “Compensation Discussion and Analysis” above for details on increases to NEO salaries in 2013, as applicable.

•

Each NEO is eligible to participate in an annual cash incentive program established by the Board of Directors in each fiscal year during the employment term, with an annual target cash incentive of 75% of base salary in the case of Mr. Bardis, 50% of base salary in the case of Mr. Ballard, 70% of base salary in the case of Mr. Nolte and 40% of base salary in the case of Mr. Garner. The Compensation Committee may approve increases to these target cash incentives. See the “Annual Cash Incentive Program” section of the “Compensation Discussion and Analysis” above for details on increases to NEO annual target cash incentives in 2013, as applicable.

•

Each NEO is entitled to receive certain severance payments and benefits following a change in control and/or a termination of employment under certain conditions. See the “Potential Payments Upon Termination or Change in Control” section below for details on these provisions.

•

The employment agreements contain standard confidentiality provisions and subject the NEOs to non-competition and non-solicitation obligations during the term of employment and, in the case of Mr. Ballard, for 60 months following termination of employment for any reason and, in the cases of Messrs. Bardis, Garner and Nolte, for 24 months following termination of employment for any reason.

Change in Control Severance Plan and Participation Agreement with Mr. Thurgood

Pursuant to a Senior Executive Change in Control Severance Plan and Participation Agreement for Mr. Thurgood (entered into in April 2013), Mr. Thurgood is entitled to receive certain severance payments and benefits following a change in control and/or a termination of employment under certain conditions. In connection with his participation in the Senior Executive Change in Control Severance Plan, Mr. Thurgood is subject to standard confidentiality provisions, and to non-competition and non-solicitation obligations during employment and for twelve months following termination of employment for any reason. See the “Potential Payments Upon Termination or Change in Control” section below for details on these provisions.

Employment Agreement with Mr. Strobel

Mr. Strobel resigned from the Company effective September 30, 2013. Under the terms of his employment agreement (entered into in June 2011) with the Company, Mr. Strobel is entitled to receive certain severance payments and benefits in connection with his separation. Refer to the narrative discussion following the “Potential Payments Upon Termination or Change in Control” table below for details on this arrangement.

Long-Term Performance Incentive Plan

We maintain the Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards (collectively, “Awards”) to our current and prospective employees, non-employee members of the Board of Directors, and other service providers. The Plan was approved by the stockholders of the Company at the Company’s 2008 Annual Meeting of Stockholders. The Plan was designed to promote the creation of long-term value for the Company’s stockholders by aligning the interests of the senior management team with those of the stockholders and to aid in the Company’s ability to attract, retain and motivate qualified individuals to become and remain employees, officers, directors and consultants of the Company. Our Compensation Committee administers the Plan and is authorized to, among other things, designate participants, grant Awards, determine the number of shares of common stock to be covered by Awards and determine the terms and conditions of any Awards, and construe and interpret the Plan and related Award agreements. The Plan initially reserved for issuance a number of shares of common stock equal to the sum of (x) 5,500,000, and (y) the number of shares of our common stock that were available for grant under the Company’s 1999 Stock Incentive Plan and the Company’s 2004 Long-Term Incentive Plan, subject to adjustment in the event of any change in the outstanding common stock or the capital structure of the Company or any other similar corporate transaction or event. At the 2013 Annual Meeting of Stockholders of the Company, stockholders approved an amendment to the Plan authorizing the Company to issue an additional 2,600,000 shares of common stock under the Plan.

See the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis” above for details on equity awards to NEOs in 2013.

Aggregate Stock Option and SSAR Exercises and Restricted Stock Vested

The following table provides information for stock option and SSAR award exercises and restricted stock which vested during 2013, including the number of shares acquired upon stock option/SSAR exercises and the resulting value realized from the exercise; and the number of shares of restricted stock which vested and the resulting value realized. The amounts shown in the Value Realized on Exercise column equal the number of stock options/SSARs exercised multiplied by the difference between the fair value of a share of stock at the time of exercise and the stock option/SSAR exercise price and does not necessarily reflect proceeds actually received by the NEOs. The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the closing price of the Company’s stock on the vesting date.

2013 Stock Option/SSARs Exercises and Restricted Stock Vested Table

	Stock Option/SSAR Awards		Restricted Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Bardis(1)	45,661	1,078,078	—	—
Charles O. Garner(2)	32,548	438,991	36,000	713,880
Rand A. Ballard(3)	32,497	409,706	—	—
Michael P. Nolte(4)	—	—	109,996	2,119,852
Keith L. Thurgood	—	—	—	—
Gregory A. Strobel(5)	143,229	2,267,592	31,656	701,180

(1)	Mr. Bardis: On August 14, 2013, exercised 121,542 stock-settled stock appreciation rights with an exercise price of $14.74 which resulted in 27,304 net shares with a fair market value of $23.61 per share.

(2)	Mr. Garner: On January 4, 2013, exercised: (i) 3,200 stock options with an exercise price of $2.86 and fair market value of $17.97 per share; and (ii) 789 stock options with an exercise price of $9.29 and fair market value of $17.97. On January 7, 2013, exercised 2,142 stock options with an exercise price of $9.29 and fair market value of $17.83. On January 8, 2013, exercised 4,137 stock options with an exercise price of $9.29 and fair market value of $18.00. On March 22, 2013, exercised: (i) 7,234 stock options with an exercise price of $15.95 and fair market value of $19.49 and ii) 15,910 SSARs with an exercise price of $14.74 and 45,998 SSARs with an exercise price of $16.04 with a fair market value of $19.49 per share. On August 29, 2013, exercised 10,000 SSARs with an exercise price of $16.04 with a fair market value of $23.00 per share. On December 31, 2013, 36,000 restricted shares vested having a fair market value of $19.83 per share.

(3)	Mr. Ballard: On July 16, 2013, exercised: (i) 15,082 stock options with an exercise price of $15.95 and fair market value of $20.01; and (ii) 66,124 SSARs with an exercise price of $14.74 with a fair market value of $20.01 per share.

(4)	Mr. Nolte: On February 28, 2013, 40,000 restricted shares vested having a fair market value of $18.47 per share. On March 12, 2013, 39,999 restricted shares vested having a fair market value of $18.87 per share. On April 12, 2013, 3,333 restricted shares vested having a fair market value of $18.56 per share. On May 12, 2013, 3,333 restricted shares vested having a fair market value of $18.80 per share. On June 12, 2013, 3,333 restricted shares vested having a fair market value of $17.40 per share. On July 12, 2013, 3,333 restricted shares vested having a fair market value of $18.93 per share. On August 12, 2013, 3,333 restricted shares vested having a fair market value of $23.93 per share. On September 12, 2013, 3,333 restricted shares vested having a fair market value of $24.04 per share. On October 12, 2013, 3,333 restricted shares vested having a fair market value of $24.78 per share. On November 12, 2013, 3,333 restricted shares vested having a fair market value of $21.79 per share. On December 12, 2013, 3,333 restricted shares vested having a fair market value of $19.67 per share.

(5)

Mr. Strobel: On January 2, 2013, exercised: (i) 800 stock options with an exercise price of $9.29 and fair market value of $17.61 per share; and (ii) 12,998 SSARs with an exercise price of $11.58 with a fair market value of $17.61 per share. On January 4, 2013, exercised 13,000 SSARs with an exercise price of $11.58 with a fair market value of $17.97 per share. On March 1, 2013, exercised: (i) 11,933 SSARs with an exercise price of $14.74 with a fair market value of $18.90 per share; (ii) 3,618 stock options with an exercise price of $15.95 and fair market value of $18.90 per share; (iii) 21,998 SSARs with an exercise price of $15.57 with a fair market value of $18.90 per share; and (iv) 6,000 SSARs with an exercise price of $11.58 with a fair market value of $18.90 per share. On March 5, 2013, exercised: (i) 53,000 SSARs with an exercise price of $15.57 with a fair market value of $19.30 per share; and (ii) 2,000 SSARs with an exercise price of $11.58 with a fair market value of $19.30 per share. On July 15, 2013, exercised: (i) 6,000 SSARs with an exercise price of $15.57 with a fair market value of $19.25 per share; and (ii) 4,000 SSARs with an exercise price of $11.58 with a fair market value of $19.25 per share. On August 2, 2013, exercised: (i) 9,000 SSARs with an exercise price of $15.57 with a fair market value of $23.40 per share; and (ii) 6,000 SSARs with an exercise price of $11.58 with a fair market value of $23.40 per share. On September 26, 2013, exercised: 20,000 stock options with an exercise price of $22.45 and fair market value of $25.42 per share. On October 21, 2013, exercised 100 stock options with an exercise price of $22.45 and fair market value of $26.39 per share. On October 22, 2013, exercised 8,164 stock options with an exercise price of $22.45 and fair market value of $26.45 per share. On October 25, 2013, exercised 10,069 stock options with an exercise price of $22.45 and fair market value of $26.16 per share. On November 6, 2013, exercised 90,002 SSARs with an exercise price of $15.57 with a fair market value of $22.15 per share. On November 6, 2013, 31,656 restricted shares vested having a fair market value of $22.15 per share. On November 8, 2013, exercised 76,002 SSARs with an exercise price of $11.58 with a fair market value of $22.01 per share.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on equity award holdings by the NEOs as of December 31, 2013. Information regarding vesting terms for each grant can be found in the footnotes following the table. For additional information about our equity awards, refer to the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards Table (as of December 31, 2013)

			Option/SSAR Awards					Stock Awards
Name of Executive	Grant Date		Number of Securities Underlying Unexercised Options/ SSARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SSARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option/ SSARs (#)	Option/ SSAR Exercise Price ($)	Option/ SSAR Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John A. Bardis	2/25/2013	(1)	—	—	—	—	—	20,995	416,331	—	—
	2/25/2013	(2)	—	—	—	—	—	—	—	62,986	1,249,012
Charles O. Garner	5/9/2011	(3)	—	—	—	—	—	72,000	1,427,760	—	—
	5/9/2011	(4)	8,000	56,002	—	16.04	5/9/2018	—	—	—	—
	2/25/2013	(1)	—	—	—	—	—	5,233	103,770	—	—
	2/25/2013	(2)	—	—	—	—	—	—	—	15,698	311,291
Rand A. Ballard	1/5/2009	(1)	22,042	—	—	14.74	1/5/2016	—	—	—	—
	2/25/2013	(1)	—	—	—	—	—	12,920	256,204	—	—
	2/25/2013	(2)	—	—	—	—	—	—	—	38,760	768,611
Michael P. Nolte	3/12/2012	(5)	—	—	80,000	13.63	3/12/2019	—	—	—	—
	3/12/2012	(6)	—	80,000	—	13.63	3/12/2019	—	—	—	—
	3/12/2012	(7)	—	—	—	—	—	—	—	80,000	1,586,400
	3/12/2012	(8)	—	—	—	—	—	50,004	991,579	—	—
	2/25/2013	(1)	—	—	—	—	—	5,233	103,770	—	—
	2/25/2013	(2)	—	—	—	—	—	—	—	15,698	311,291
Keith L. Thurgood	2/25/2013	(1)	—	—	—	—	—	8,479	168,139	—	—
	2/25/2013	(2)	—	—	—	—	—	—	—	25,438	504,436
Gregory A. Strobel(10)	—		—	—	—	—	—	—	—	—	—

(1)	These service-based restricted shares vest approximately 33.3% on each of March 1, 2014, 2015 and 2016.

(2)	These performance-based restricted shares vest approximately 33.3% on each of March 1, 2014, 2015 and 2016 based on the achievement of certain Company financial performance targets for fiscal year 2013. Amounts shown reflect the target number of performance-based restricted shares granted in 2013, including certain performance-based restricted shares that were ultimately forfeited based on 2013 performance. Refer to the “Long-Term Equity Incentives” section in the “Compensation Discussion and Analysis” above for more information on the performance criteria applicable to these awards.

(3)	These restricted shares vest 20% annually beginning on December 31, 2011 such that all shares will be fully vested on December 31, 2015.

(4)	These SSARs vest equally (over the course of 60 months) beginning on May 1, 2011 such that 100% of the SSARs will be fully vested on April 1, 2016.

(5)	One-third of these performance-based SSARs are eligible to vest on each of February 28, 2013, 2014 and 2015 based on the achievement of certain Company financial performance targets for the preceding fiscal year. Vested SSARs cannot be exercised earlier than the fourth anniversary of Mr. Nolte’s employment.

(6)	One-third of these service-based SSARs vest on March 12, 2013 and the remainder vest on a monthly basis over the next two years, such that 100% of the SSARs will be fully vested on March 12, 2015. Vested SSARs cannot be exercised earlier than the 4th anniversary of Mr. Nolte’s employment.

(7)	One-third of these performance-based restricted shares are eligible to vest on each of February 28, 2013, 2014 and 2015 based on the achievement of certain Company financial performance targets for the preceding fiscal year.

(8)	One-third of these service-based restricted shares vest on March 12, 2013 and the remainder vest on a monthly basis over the next two years, such that 100% of the restricted shares will be fully vested on March 12, 2015.

(9)	The market value is computed using the closing market price ($19.83) of the company’s stock on December 31, 2013.

(10)	As part of his separation package, Mr. Strobel’s shares vested on November 6, 2013 pursuant to the terms of his employment agreement.

Potential Payments Upon Termination or Change In Control

The information in the table below describes and quantifies certain estimated compensation that would become payable following a change in control or termination of employment of certain of our NEOs. The table assumes that the change in control or termination of employment occurred on December 31, 2013. The compensation shown below does not include forms of compensation generally available to all salaried employees upon termination of employment, such as distributions under the Savings Plan, disability benefits and accrued vacation pay. Mr. Strobel is not included in the table below because he was not employed as of December 31, 2013. For more information regarding amounts payable to Mr. Strobel in connection with this termination, as well as the material conditions and obligations under the NEOs employment agreements, refer to the narrative discussion following the table and footnotes below.

	Event	Salary ($)(5)	Cash Incentive ($)(5)	Lump Sum ($)	Value of Unvested SSARs Awards ($)(6)	Value of Unvested Restricted Stock Awards ($)(7)	Total ($)
John A. Bardis	(2)	3,900,000	—	45,000	—	1,665,343	5,610,343
	(3)	2,600,000	—	45,000	—	1,665,343	4,310,343
	(4)	—	650,000	—	—	—	650,000
Charles O. Garner	(1)	—	—		212,248	1,427,760	1,640,008
	(2)	700,000	455,000	45,000	212,248	1,842,822	3,255,069
	(3)	350,000	227,500	45,000	—	1,842,822	2,465,322
	(4)	—	227,500	—	—	—	227,500
Rand A. Ballard	(2)	2,025,000	—	45,000	—	1,024,814	3,094,814
	(3)	1,350,000	—	45,000	—	—	1,395,000
	(4)	—	225,000	—	—	—	225,000
Michael P. Nolte	(2)	1,479,000	—	45,000	992,000	2,993,041	5,509,041
	(3)	739,500	—	45,000	992,000	2,993,041	4,769,541
	(4)	—	304,500	—	—	—	304,500
Keith L. Thurgood	(2)	700,000	350,000	—	—	672,574	1,722,574

Events:

(1)	Change in Control. Pursuant to the terms of Mr. Garner’s 2011 equity agreements: in the event of a change in control, any such awards held which have not previously vested prior to the date of such change in control would fully vest upon such change in control.

(2)	Change in Control and Qualifying Termination. Pursuant to the terms of the employment agreements for Messrs. Bardis, Garner, Ballard and Nolte: in the event that the NEO’s employment is terminated by the Company without “cause” or by the NEO with “good reason” within the two-year period following a change in control, the NEO will be entitled to, subject to the execution of a release and continuing compliance with all applicable restrictive covenants (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table”): (i) full vesting of all equity awards; (ii) a payment equal to a multiple of salary (6 times for Mr. Bardis, 4.5 times for Mr. Ballard, and 3.4 times for Mr. Nolte) or, in the case of Mr. Garner, a payment equal to 2 times salary and annual target cash incentive amounts; and (iii) $45,000. Pursuant to the terms of the Senior Executive Change in Control Severance Plan and Participation Agreement for Mr. Thurgood: in the event that Mr. Thurgood’s employment is terminated by us without “cause” or by him with “good reason” within the one-year period following a change in control, Mr. Thurgood will be entitled to, subject to the execution of a release and continuing compliance with all applicable restrictive covenants (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table”): (i) full vesting of all equity awards; and (ii) two times salary and projected annual cash incentive amounts (the amounts shown above are based on target cash incentives for 2013).

(3)	Qualifying Termination Other Than in Connection With a Change in Control. Pursuant to the terms of the employment agreements for Messrs. Bardis, Garner, Ballard and Nolte: in the event that the NEO’s employment is terminated by the Company without “cause” or by the NEO with “good reason” at any time (other than during the two years following a change in control), the NEO would be entitled to, subject to the execution of a release and continuing compliance with all applicable restrictive covenants (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table”): (i) full vesting of all equity awards; (ii) a payment equal to a multiple of salary (4 times for Mr. Bardis, 3 times for Mr. Ballard, and 1.7 times for Mr. Nolte) or, in the case of Mr. Garner, a payment equal to 1 times salary and annual target cash incentive amounts; and (iii) $45,000.

(4)	Termination by Death or Disability. Pursuant to the terms of the employment agreements for Messrs. Bardis, Garner, Ballard and Nolte: in the event that the NEO’s employment is terminated by virtue of his death or disability, the NEO would be entitled to, subject to execution of a release, a pro-rated annual cash incentive payment in respect of the year of such termination. Pursuant to the employment agreements, the pro-rata annual cash incentive payment amount would be determined based on an NEO’s target annual cash incentive amount (if such termination occurs during the year in which employment commences) or the actual annual cash incentive amount paid or payable for the immediately prior fiscal year (if such termination occurs after the year in which employment commences). The amounts shown above are based on target cash incentives for 2013.

(5)	The salary and cash incentive amounts are based on annual base salaries as of December 31, 2013. Numbers are rounded up to the nearest dollar, as applicable.

(6)	The amounts in this column are based on the fair market value of those unvested SSARs awards which were outstanding as of December 31, 2013. The amounts are calculated by taking the fair market value per share of stock underlying the unvested SSARs ($19.83, the closing price on December 31, 2013) minus the related exercise price of each SSAR multiplied by the number of SSARs.

(7)	The amounts in this column are based on the fair market value of those unvested shares of restricted stock which were outstanding as of December 31, 2013. The amounts are calculated by taking the fair market value per share of stock ($19.83, the closing price on December 31, 2013) multiplied by the number of shares of restricted stock.

Employment Agreement with Gregory A. Strobel

Effective September 30, 2013, Mr. Strobel resigned from his position as the Company’s President, Revenue Cycle Management Segment. Under the terms of his employment agreement with the Company, as a result of his departure, Mr. Strobel was entitled to receive, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates: (i) full vesting of all equity awards; (ii) cash severance in the amount of $506,800 payable in substantially equal installments over the 12 month period following his termination date; and (iii) an additional cash amount of $45,000. Additionally, Mr. Strobel is subject to non-solicitation, non-hire and non-interference obligations for 24 months following his termination of employment, and to non-competition obligations for 12 months following his termination of employment.

BOARD OF DIRECTORS

PROPOSAL NO. 1 — Election of Directors

The Board of Directors consists of eleven members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Each of the four individuals identified below has been nominated to stand for election for a three-year term that expires at the 2017 annual meeting of the Company’s stockholders. Each of these individuals has consented to be named as a nominee in this proxy statement and to serve as a director until the expiration of his respective term and until such nominee’s successor has been elected or qualified or until the earlier resignation or removal of such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S NOMINEES ON THE ENCLOSED PROXY CARD.

Should any one or more of the nominees named in this proxy statement become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

The Board has nominated Messrs. Rand A. Ballard, Vernon R. Loucks, Jr. and R. Halsey Wise for election as Class I directors at our 2014 Annual Meeting of Stockholders for a term of three years to serve until the 2017 annual meeting of stockholders, and until their respective successors have been elected and qualified. Mr. Rutherford, a Class I director, is retiring from the Board, will not seek re-election at the Annual Meeting and then will become a Director Emeritus. The Class II directors (Ms. Zierhoffer and Messrs. Piccolo, Skinner and Wesson) and Class III directors (Messrs. Bardis, Hyman and Mulligan) will serve until the annual meetings of stockholders to be held in 2015 and 2016, respectively, and until their respective successors have been elected and qualified.

The following is a brief listing of the term as a director of our Board, principal occupation, business experience and other directorships of the nominees for election as Class I Directors.

Nominees for Directors in Class I

(The term of these nominee directors would expire at the annual meeting of stockholders in 2017)

Rand A. Ballard has served as our Senior Executive Vice President and in the Office of the Chief Executive since October 2008 and Chief Customer Officer since October 2006. Mr. Ballard also served as Chief Operating Officer from October 2006 to March 2012. Mr. Ballard has been a director since 2003. Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team prior to serving as Chief Operating Officer and Chief Customer Officer. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. Mr. Ballard has served as Chairman of the Board of the Meals on Wheels Association of America Foundation, Chairman of the Healthcare Supply Chain Association (formerly the Healthcare Industry Group Purchasing Association) and Chairman of the Healthcare Industry Supply Chain Institute. Mr. Ballard serves as a Trustee of the Meals on Wheels Research Foundation and is Vice President of The Health Careers Foundation, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field. Mr. Ballard also serves as Vice President of Hire Heroes, USA, a non-profit organization providing job search assistance to veterans. Mr. Ballard’s intimate knowledge of our current and potential clients garnered from his extensive experience in the healthcare industry position him well to serve on the Board of Directors.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm and Chairman of Advanced Proton Solutions, Inc. Mr. Loucks is the retired Chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of Chief Executive Officer from 1980 through 1998 and Chairman of the Board from 1987 through 1999. Mr. Loucks served as Chief Executive Officer of Segway LLC and Senior Fellow of the Yale Corporation. Mr. Loucks served on the Board of Directors for Affymetrix, Inc. from 1993 to 2008, Anheuser-Busch Companies, Inc. from 1988 to 2008, Edwards Lifesciences Corp. from 2000 to 2008, Oscient Pharmaceuticals, Inc. (formerly Genome Therapeutics, Inc.) from 2004 to 2005, Pain Therapeutics, Inc. from 2003 to 2007, Segway, Inc. from 2000 to 2009 and Emerson Electric Co. from 1979 to 2011. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps. Mr. Loucks brings over 40 years of experience in the healthcare industry to his service on the Board and his experience serving on the boards of directors of other publicly traded companies is also a valuable asset to the Board of Directors.

R. Halsey Wise was elected to the Board of Directors in March 2014 and is member of the Compensation Committee and Information Technology Committee of the Board of Directors. Mr. Wise is founder and Chief Executive Officer of Lime Barrel Advisors, Inc., a private investment firm. Mr. Wise has had a distinguished career as a senior executive officer with leading, global technology and software companies. From 2003 to 2010, he was Chairman and Chief Executive Officer of Intergraph Corporation, the global provider of engineering and geospatial software. From 2000 to 2003, Mr. Wise was President and Chief Executive Officer of North America for Solution 6, one of Australia’s largest software companies. From 1997 to 2000, he was President and Chief Operating Officer of Computer Management Sciences, an information technology software and services company acquired by Computer Associates International, where he was General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was an investment banker with The Robinson-Humphrey Company specializing in software and technology. Mr. Wise holds a master’s degree in finance and marketing from Northwestern University’s Kellogg School of Management, and a bachelor’s degree in history from the University of Virginia. Mr. Wise’s experience in operational leadership along with a breadth of financial, software and technology expertise position him well to serve on our Board of Directors.

APPOINTMENT OF AUDITORS

PROPOSAL NO. 2 — Ratification of the Appointment of Auditors

The Board of Directors upon the recommendation of the Audit Committee has retained KPMG LLP as independent registered public accounting firm to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2014 and to perform such other services as may be required of them.

The Board of Directors has directed that management submit the appointment of the independent registered public accounting firm, KPMG LLP, for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3 — Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific annual and long-term financial, strategic and corporate goals. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers.

We are requesting that our stockholders indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER VOTING MATTERS

Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders will vote upon them in accordance with their best judgment.

CERTAIN RELATIONSHIPS

Registration Rights Agreement

We are a party to a registration rights agreement with certain holders of our common stock and certain of our employees, including Messrs. Terrence J. Mulligan, John A. Bardis and Scott E. Gressett. The shares of stock held by these parties are referred to as registrable securities. Under the terms of the registration rights agreement, we have, among other things:

•	agreed to use our diligent best efforts to effect up to two registered offerings upon request from certain holders of our common stock;

•

agreed to use our best efforts to qualify for registration on Form S-3, following which holders of registrable securities party to the registration rights agreement will have the right to request an unlimited amount of registrations on Form S-3; and

•

granted certain incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement if we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders.

Our obligation to effect any demand for registration by the holders of our common stock discussed in the first and second bulleted item above is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of certain thresholds specified in the registration rights agreement. We may, in certain circumstances, defer any registration. In an underwritten offering, the representative of underwriters, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions applicable to the sale of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Review, Approval or Ratification of Transactions with Related Parties

Our Board of Directors has adopted certain policies and procedures with respect to related party transactions. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our common stock (on an as converted basis), or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our audit committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers.

All related party transactions will be approved by our audit committee. Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, the audit committee is required to obtain, or is required to direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

Following receipt of the necessary information, a discussion is required to be held of the relevant factors, if deemed to be necessary by the committee, prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. No related party transaction is permitted to be entered into prior to the completion of these procedures.

The audit committee is required to approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee determines in good faith to be necessary. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Arrangement with JJB Aviation, LLC

We have an agreement with John A. Bardis, our chief executive officer, for the use of an airplane owned by JJB Aviation, LLC (“JJB”), a limited liability company owned by Mr. Bardis. We pay Mr. Bardis at market-based rates for the use of the airplane for business purposes. The audit committee of the board of directors reviews such usage of the airplane annually. During the fiscal year ended December 31, 2013 and fiscal quarter ended March 31, 2014, we incurred charges of approximately $2,250,000 and $378,000, respectively, related to transactions with Mr. Bardis.

Employment of Messrs. Daniel Mulligan, Kevin Patterson and Eric Loucks

Daniel Mulligan (“Mr. Mulligan”), the son of Terrence J. Mulligan, a Company director, is employed by the Company as senior vice president, deputy general counsel. Mr. Mulligan’s annual base salary is $201,794, and he is eligible for an annual cash incentive of up to 30% of salary earned. Kevin Patterson, the son-in-law of C.A. Lance Piccolo, a Company director, is employed as a vice president in the Company’s spend and clinical resource management business. Mr. Patterson’s annual base salary is $118,473. Additionally, Mr. Patterson earned $9,055 in bonuses and commissions in 2013. Eric (Louie) Loucks (“Mr. Loucks”), the son of Vernon R. Loucks, Jr., a Company director, is employed as a director in the Company’s spend and clinical resource management business. Mr. Loucks’ annual base salary is $140,000, and he is eligible for an annual cash incentive of up to 15% of salary earned.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

To date, the Board has not developed formal processes by which stockholders may communicate directly with directors because it believes that the existing informal process, in which any communication sent to the Board, either generally or in care of the Chief Executive Officer, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the stockholders’ needs. In view of disclosure requirements by the SEC related to this issue, the Company may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Alpharetta, Georgia. The mailing envelope must contain a clear notation indicating the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Such communications will be forwarded to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

STOCKHOLDER PROPOSALS — 2015 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be included in the Company’s proxy statement and form of proxy relating to the Company’s next annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company’s office at 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on or after February 12, 2015 but no later than March 14, 2015. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 12, 2015, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

For any other proposal that a stockholder wishes to have considered at the 2015 annual meeting of the Company’s stockholders, and for any nomination of a person for election to the Board at the 2014 annual meeting of the Company’s stockholders, the Company must have received written notice of such proposal or nomination during the period beginning February 12, 2015 but no later than March 14, 2015. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 12, 2015, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our by-laws, and the rules and regulations of the SEC.

Any stockholder interested in making a proposal is referred to Article II, Section 4 of our by-laws.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

SOLICITATION OF PROXIES

Proxies in the form enclosed are being solicited by the Board of Directors. Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and email, and personally by directors or executive officers. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules promulgated by the SEC and applicable stock exchanges.

The total cost of solicitation of proxies with respect to the Annual Meeting will be borne by the Company. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies for a fee of $8,000 plus distribution costs and other costs and expenses.

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Investor Relations, MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, (866) 323-6332.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, the Company, at the address or telephone number provided above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Proxy, as well as directions to the location of the Annual Meeting, are available to all investors on the internet in the Investor Relations section of the Company’s website at www.medassets.com and will be provided to any stockholder of record at the close of business on April 17, 2014 without charge upon written request to MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022, Attention: Investor Relations.

By order of the Board of Directors,

John A. Bardis
Chairman, President and Chief Executive Officer

Annex A

Reconciliation of Non-GAAP Measures

Adjusted EBITDA Reconciliation	Twelve Months Ended December 31, 2013
(In thousands)
Net income	$27,441
Depreciation	40,803
Depreciation (included in cost of revenue)	2,157
Amortization of intangibles	62,723
Interest expense, net of interest income	46,907
Income tax expense	16,682

EBITDA	196,713
Share-based compensation expense	14,496
Rental income from capitalizing building lease	(438)
Restructuring, acquisition and integration-related expenses	10,070

Non-GAAP Adjusted EBITDA	$220,841

Segment Adjusted EBITDA Reconciliation	Twelve Months Ended December 31, 2013
(In thousands)
Non-GAAP Adjusted EBITDA
SCM	$189,393
RCM	62,551
Corporate	(31,103)

Total Non-GAAP Adjusted EBITDA	$220,841

Adjusted EPS Reconciliation	Twelve Months Ended December 31, 2013
(Per share data)
EPS - diluted	$0.45
Pre-tax non-cash, acquisition-related intangible amortization and depreciation	1.05
Pre-tax non-cash, share-based compensation	0.24
Pre-tax restructuring, acquisition and integration related expenses	0.16
Tax effect on pre-tax adjustments	(0.58)

Non-GAAP adjusted EPS - diluted	$1.32

Weighted average shares - diluted (in 000s)	61,178

Free Cash Flow Reconciliation	Twelve Months Ended December 31,
	2013	2012
In 000s
Cash provided by operating activities	$152,902	$157,853
Purchases of property, equipment and software	(17,643)	(26,221)
Capitalized software development costs	(41,175)	(40,205)

Non-GAAP free cash flow	$94,084	$91,447

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 11, 2014.

Vote by Internet • Go to www.investorvote.com/MDAS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

		•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	To elect three Class I directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Rand A. Ballard	☐	☐	02 - Vernon R. Loucks, Jr.	☐	☐	03 - R. Halsey Wise	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.	☐	☐	☐	3.	To approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MedAssets, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jonathan H. Glenn and John A. Bardis and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of MedAssets, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 5543 Legacy Drive, Plano, Texas, 75024 on June 12, 2014 at 11:00 a.m. (local time) and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such stock.

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE COMPLETE THIS PROXY AND DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE EITHER BY INTERNET OR TELEPHONE.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.

(continued and to be signed on reverse side)